Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

ADEIA INC.

and

XPERI INC.

Dated as of [•]

i

Exhibits

Exhibit A	Internal Reorganization and Business Realignment Steps Plan

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [•], by and between Adeia Inc. (f/k/a Xperi Holding Corporation), a Delaware corporation (“IP RemainCo”) and Xperi Inc. (f/k/a TiVo Product HoldCo Corporation), a Delaware corporation (“Product SpinCo”). Each of IP RemainCo and Product SpinCo is sometimes referred to herein as a “Party” and collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, IP RemainCo, acting through its direct and indirect Subsidiaries, currently conducts (i) the Product Business (as defined herein) and (ii) the IP Business (as defined herein);

WHEREAS, the Board of Directors of IP RemainCo (the “Board”) has determined that it is appropriate, desirable and in the best interests of IP RemainCo and its stockholders to separate IP RemainCo into two separate, publicly traded companies, one for each of (i) the Product Business, which shall be owned and conducted, directly or indirectly, by Product SpinCo, and (ii) the IP Business, which shall be owned and conducted, directly or indirectly, by IP RemainCo;

WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of IP RemainCo and its stockholders (i) to enter into a series of transactions whereby (A) IP RemainCo and/or one or more members of the IP RemainCo Group will, collectively, own all of the IP Assets, assume (or retain) all of the IP Liabilities and, except as provided in any Ancillary Agreement, operate the IP Business and (B) Product SpinCo and/or one or more members of the Product SpinCo Group will, collectively, own all of the Product Assets, assume (or retain) all of the Product Liabilities and, except as provided in any Ancillary Agreement, operate the Product Business and (ii) for IP RemainCo to distribute to the holders of IP RemainCo Common Stock by way of a pro rata dividend (in each case without consideration being paid by such stockholders) all of the then issued and outstanding shares of common stock, par value $0.001 per share, of Product SpinCo (the “Product SpinCo Common Stock”);

WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of IP RemainCo and its stockholders for IP RemainCo to undertake the Internal Reorganization and the Business Realignment;

WHEREAS, it is the intention of the Parties that the Contribution and the Distribution (each as defined herein), taken together, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Code (as defined herein); and

WHEREAS, each of IP RemainCo and Product SpinCo has determined that it is necessary and desirable to agree to the principal corporate transactions required to effect the Internal Reorganization and the Business Realignment (to the extent not already effected prior to the date hereof) and the Distribution and to agree to other agreements that will govern certain other matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “[[2020/2021] / [2021/2022]] Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 5.2(a)(i).

(2) “AAA” shall have the meaning set forth in Section 9.1(c).

(3) “Acceptable Alternative Arrangement” shall have the meaning set forth in Section 2.2(d)(i).

(4) “Action” shall mean any demand, action, claim, cause of action, suit, countersuit, arbitration, inquiry, case, litigation, subpoena, proceeding or investigation (whether civil, criminal or administrative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal or authority.

(5) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of the other Party or member of such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of IP RemainCo or IP RemainCo’s stockholders prior to, or in case of IP RemainCo’s stockholders, after the Effective Time.

(6) “Agent” shall mean [•].

(7) “Agreement” shall have the meaning set forth in the preamble.

(8) “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Cross Business License Agreement and any other agreements to be entered into by and among any member of the Product SpinCo Group and any member of the IP RemainCo Group, at, prior to or after the Distribution in connection with the Distribution, but shall exclude the Continuing Arrangements and the Conveyancing and Assumption Instruments.

(9) “Applicable IP Percentage” shall mean [•] percent ([•]%).

(10) “Applicable Percentage” of a particular Group shall mean (i) the Applicable Product Percentage or (iii) Applicable IP Percentage, as applicable.

(11) “Applicable Product Percentage” shall mean [•] percent ([•]%).

(12) “Arbitral Tribunal” shall have the meaning set forth in Section 9.1(c)(i).

(13) “Assets” shall mean all right, title and ownership interests in and to all properties, claims, Contracts, businesses, or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein or in the Tax Matters Agreement or the Employee Matters Agreement, the rights and obligations of the Parties with respect to (a) Taxes shall be governed by the Tax Matters Agreement and (b) any assets of the nature described in the preceding sentence of this definition that are allocated pursuant to the Employee Matters Agreement shall be governed by the Employee Matters Agreement, and, therefore, Taxes (including any Tax items, attributes or rights to receive any Tax Refunds (as defined in the Tax Matters Agreement)) and such assets shall not be treated as Assets.

(14) “Assume” shall have the meaning set forth in Section 2.2(c).

(15) “Audited Party” shall have the meaning set forth in Section 5.2(b).

(16) “Board” shall have the meaning set forth in the recitals hereto.

(17) “Business” shall mean (i) with respect to Product SpinCo, the Product Business, or (ii) with respect to IP RemainCo, the IP Business.

(18) “Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in the City of New York, New York and the City of San Francisco, California.

(19) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(20) “Business Realignment” shall mean the transfer or conveyance of legal entities that will comprise the Product SpinCo Group to Product SpinCo and the transfer or conveyance of legal entities that will comprise the IP RemainCo Group to IP RemainCo.

(21) “Business Realignment Time” shall mean the time at which the Business Realignment has been completed.

(22) “Cash and Cash Equivalents” shall mean (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short term instruments, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity, minus the amount of any outbound checks, plus the amount of any deposits in transit.

(23) “Change of Control” shall mean, as applicable, the occurrence after the Distribution of any of the following: (A) the sale, conveyance, transfer or other disposition (however accomplished), in one or a series of related transactions, of all or substantially all of the assets of such party’s Group to a third Person that is not an Affiliate of such party prior to such transaction or the first of such related transactions; (B) the consolidation, merger or other business combination of such party with or into any other entity, immediately following which the stockholders of such party immediately prior to such transaction fail to own in the aggregate at least a majority of the voting power in the election of directors of all the outstanding voting securities of the surviving party in such consolidation, merger or business combination or of its ultimate publicly traded parent entity; (C) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires at least thirty-five percent (35%) of the outstanding voting securities of such party and effective control of such party (other than (I) a reincorporation, holding company merger or similar corporate transaction in which each of such party’s stockholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such party immediately prior to such transaction, or (II) in connection with a transaction described in clause (B), which shall be governed by such clause (B)); or (D) a majority of the board of directors of such party ceasing to consist of individuals who have become directors as a result of being nominated or elected by a majority of such party’s directors. For the avoidance of doubt, the previous determination that a “Change of Control” has occurred shall not prejudice the determination as to whether any other subsequent events, on one or more occasions, meet the definition of “Change of Control.”

(24) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

(25) “Collective Benefit Services” shall have the meaning set forth in Section 8.7(a).

(26) “Commercial Insurance Policies” shall mean all insurance policies of the Parties and their respective Subsidiaries.

(27) “Commercial Insurer” shall mean the insuring entity issuing and/or subscribing to one or more Commercial Insurance Policies.

(28) “Commission” shall mean the United States Securities and Exchange Commission.

(29) “Confidential Information” shall mean all non-public, confidential or proprietary Information concerning a Party and/or its Subsidiaries or with respect to Product SpinCo, the Product Business, any Product Assets or any Product Liabilities, or with respect to IP RemainCo, the IP Business, any IP Assets or any IP Liabilities, which, prior to or following the Effective Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Sections 8.1 or 8.2 or any other provision of this Agreement, including any data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party (except to the extent that such Information can be shown to have been (i) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (ii) lawfully acquired by the receiving Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Confidential Information or (iii) independently developed by the receiving Party or its Affiliates after the Relevant Time without reference to or use of any Confidential Information). As used herein, by example and without limitation, Confidential Information shall mean any information of a Party marked as confidential, proprietary and/or privileged.

(30) “Consents” shall mean any consents, waivers, notices, reports or other filings obtained, made or to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, approvals, authorizations obtained or to be obtained from, or approvals from, or notification requirements to, any Person including a Governmental Entity.

(31) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(31).

(32) “Contract” shall mean any agreement, contract, subcontract, obligation, note, indenture, instrument, option, lease, sublease, promise, arrangement, release, warranty, license, sublicense, insurance policy, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(33) “Contribution” means any contribution to Product SpinCo by IP RemainCo in connection with, or in anticipation of, the Distribution (including, for the avoidance of doubt, any deemed contribution from IP RemainCo to Product SpinCo for U.S. federal income tax purposes occurring by reason of the conversion of Product SpinCo to a corporation upon [•], 2022).

(34) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents entered into prior to the Effective Time and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Internal Reorganization and the Business Realignment or otherwise relating to, arising out of or resulting from the Transfer of Assets and/or Assumption of Liabilities between members of two Groups, in such form or forms as the applicable parties thereto agree, which shall be on an “as is,” “where is,” and “with all faults” basis, and in the case of Conveyancing and Assumption Instruments relating to real property, subject to the further provisions of Section 2.7.

(35) “Covered” means, with respect to any Patent, in the absence of a license granted under an unexpired claim that has not been adjudicated, to be invalid or unenforceable by a final, binding decision of a court or other Governmental Entity of competent jurisdiction that is unappealable or unappealed within the time permitted for appeal of such Patent (or if such Patent is a patent application, a claim in such patent application if such patent application were to issue as a patent), the practice of the applicable invention or technology, or performance of the applicable process, would infringe such claim. For clarity, and by way of example, an issued Patent Covers a product if, in the absence of a license granted under such a claim of such Patent, making, using, selling, offering for sale, importing or exporting such product infringes such claim.

(36) “Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements.

(37) “Cross Business License Agreement” shall mean the Cross Business License Agreement effective as of the date of the Distribution, by and among members of the Product SpinCo Group and members of the IP RemainCo Group.

(38) “Damages” shall mean any loss, damage, injury, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable out of pocket attorneys’ or advisors’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature, including any incidental, indirect, special, exemplary, punitive or consequential damages (including lost revenues or profits), and including amounts paid or payable to third parties in respect of any third-party claim for which indemnification hereunder is otherwise required.

(39) “De Minimis Amount” shall have the meaning set forth in Section 7.10(a)(i).

(40) “Decision on Interim Relief” shall have the meaning set forth in Section 9.1(c)(viii).

(41) “Dispute” shall have the meaning set forth in Section 9.1(a).

(42) “Dispute Notice” shall mean (i) the General Dispute Notice, (ii) the Privilege Waiver Objection Notice, or (iii) Indemnification Notice, as applicable.

(43) “Distribution” shall mean the distribution on the Distribution Date to holders of shares of IP RemainCo Common Stock as of the Distribution Record Date of the Product SpinCo Common Stock on the basis of a to-be-determined number of shares of Product SpinCo Common Stock (to be determined by the board of directors of IP RemainCo prior to the Distribution) for every one (1) outstanding share of IP RemainCo Common Stock.

(44) “Distribution Date” shall mean the date, as shall be determined by the Board, on which IP RemainCo distributes all of the issued and outstanding shares of Product SpinCo Common Stock to the holders of IP RemainCo Common Stock.

(45) “Distribution Disclosure Documents” shall mean any registration statement (including any registration statement on Form 10 and all exhibits thereto (including the Product SpinCo Information Statement) or on Form S-8 related to securities to be offered under any employee benefit plan) and any current reports on Form 8-K filed or furnished with the Commission by Product SpinCo in connection with the Distribution or by IP RemainCo solely to the extent such documents relate to the Distribution, but excluding the Financing Disclosure Documents.

(46) “Distribution Record Date” shall mean such date as may be determined by the Board as the record date for determining the holders of IP RemainCo Common Stock entitled to receive Product SpinCo Common Stock in the Distribution.

(47) “Effective Time” shall mean [•].

(48) “Emergency Arbitrator” shall mean an emergency arbitrator appointed by the AAA in accordance with the AAA Rules, as specified in Section 9.1.

(49) “Employee Matters Agreement” shall mean the Employee Matters Agreement effective as of [•], by and among IP RemainCo and Product SpinCo.

(50) “Employee Records” shall have the meaning set forth in Section [•] of the Employee Matters Agreement.

(51) “Engineering Models and Databases” shall mean (a) physical property databases, (b) empirical or mathematical dynamic or steady state models of processes, equipment and/or reactions and databases containing data resulting from such models, (c) computations of equipment or unit operation operating conditions including predictive or operational behavior and (d) databases with historical operational data.

(52) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time that reference is made thereto.

(53) “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(54) “Financing Disclosure Documents” shall mean any prospectus, offering memorandum, offering circular (including franchise offering circular or any similar disclosure statement) or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of securities or indebtedness of IP RemainCo.

(55) “Force Majeure Event” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, pandemics, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.

(56) “General Dispute Notice” shall have the meaning set forth in Section 9.1(b)(i).

(57) “General Negotiation Period” shall have the meaning set forth in Section 9.1(b)(i).

(58) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(59) “Group” shall mean (i) with respect to IP RemainCo, the IP RemainCo Group and (ii) with respect to Product SpinCo, the Product SpinCo Group.

(60) “Guaranty Release” shall have the meaning set forth in Section 2.3(b)(ii).

(61) “Historical Xperi” shall mean IP RemainCo and its past and then current Subsidiaries immediately prior to the Business Realignment Time.

(62) “Historical Xperi Counsel” shall have the meaning set forth in Section 8.8(a).

(63) “Indebtedness” shall mean, with respect to any Person, (i) the principal value, prepayment and redemption premiums and penalties and other breakage costs (if any), unpaid fees and other monetary obligations (including interest) in respect of any indebtedness for borrowed money, whether short term (including overdrawn bank accounts) or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all liabilities secured by any Security Interest on any assets of such Person, (iv) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (v) all interest bearing indebtedness for the deferred purchase price of property or services, (vi) all liabilities under any Credit Support Instruments, (vii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vi), and (viii) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (vii).

(64) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all Damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(65) “Indemnification Notice” shall mean any notice delivered to the Indemnifying Party by the Indemnitee pursuant to Section 7.4(a) or Section 7.5.

(66) “Indemnifying Party” shall have the meaning set forth in Section 7.4(a).

(67) “Indemnitee” shall have the meaning set forth in Section 7.4(a).

(68) “Indemnity Payment” shall have the meaning set forth in Section 7.8(a).

(69) “Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise; ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples and flow charts; marketing plans, customer names and information (including prospects); technical information, including such information relating to the design, operation, maintenance, testing, test results, development, and manufacture of either Party’s or its Group’s product or facilities (including product or facility specifications and documentation; engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; maintenance and inspection procedures and records; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, Software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; product marketing studies and strategies; product stewardship and safety; all other Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files and documents, (ii) information contained in Patents and other Know-How; and (iii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(70) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurer or (ii) paid by an insurer on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

(71) “Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, priority rights and extensions thereof (collectively, “Patents”), (ii) trademarks, service marks, corporate names, trade names, Internet domain names, social media accounts or handles, logos, slogans, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”), (iii) copyrights and copyrightable subject matter (collectively, “Copyrights”), (iv) rights of privacy and publicity, (v) moral rights and rights of attribution and integrity, (vi) trade secrets and rights in all other confidential and proprietary information, including know-how, inventions, algorithms, logic, standard operating conditions and procedures, proprietary processes, formulae, data, databases and other compilations of data, drawings, models and methodologies, including confidential information set forth in laboratory notebooks, laboratory reports, plant operating documents, and Engineering Models and Databases (except to the extent such information is Covered by any Patents), in each case of the foregoing, to the extent confidential and proprietary (collectively, “Know-How”), (vii) all applications and registrations for the foregoing and (viii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing, in each case (with respect to the foregoing clauses (i) through (viii)), excluding all IT Assets.

(72) “Intergroup Accounts” shall have the meaning set forth in Section 2.3(a).

(73) “Interim Relief” shall have the meaning set forth in Section 9.1(c)(viii)

(74) “Internal Reorganization and Business Realignment” shall mean the allocation and transfer or assignment of Assets and Liabilities, including by means of the Conveyancing and Assumption Instruments, resulting in (i) the Product SpinCo Group owning and operating the Product Business and Product Assets and assuming the Product Liabilities and (ii) the IP RemainCo Group owning and operating the IP Business and the IP Assets and assuming the IP Liabilities, in each case, clauses (i)–(ii), as described in the Steps Plan.

(75) “Inventor Remuneration” means any employee inventor consideration, remuneration or compensation that is required under applicable law for work-for-hire inventions acquired by the employer.

(76) “IP Assets” shall mean any and all right, title and interest in and to the following Assets of (x) any member of the Product SpinCo Group at the Relevant Time, and (y) any member of the IP RemainCo Group at the Relevant Time (provided, however, that IP Assets shall not include Tax Assets (as defined in the Tax Matters Agreement), which shall be governed by the Tax Matters Agreement, or Assets allocated pursuant to the Employee Matters Agreement, which shall be governed thereby):

(i) all interests in the capital stock of, or any other equity interests in the members of the IP RemainCo Group (other than IP RemainCo) and any and all rights related thereto;

(ii) the Assets set forth on Schedule 1.1(76)(ii);

(iii) any and all rights and interests of the IP RemainCo Group under this Agreement;

(iv) (A) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(76)(iv)(A), including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Schedule 1.1(76)(iv)(A) under the heading “Other Party in Possession”) (the “IP Specified Owned Real Property”) and (B) all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(76)(iv)(B) including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (the “IP Specified Leased Real Property”);

(v) (A) the Patents and Patent applications and registrations set forth on Schedule 1.1(76)(v)(A), (B)(I) the Adeia name and any and all Adeia brands, related Trademarks and related Trademark applications and registrations, , and any and all derivations, abbreviations, translations, localizations and other variations of any of the foregoing and any confusingly similar Trademark and Trademark application and registration and (II) the Trademarks and Trademark applications and registrations set forth on Schedule 1.1(76)(v)(B)(II), (C) the Copyrights and Copyright applications and registrations set forth on Schedule 1.1(76)(v)(C) and (D) the Know-How set forth on Schedule 1.1(76)(v)(D);

(vi) any and all Assets in respect of accruals, counterclaims, insurance claims, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and other rights similar to the foregoing, in each case, to the extent related to any IP Liability;

(vii) the IT Assets set forth on Schedule 1.1(76)(vii);

(viii) all IP Contracts;

(ix) other than Intellectual Property and IT Assets, any and all (a) Information to the extent Related to any IP Asset or IP Liability and (b) corporate or similar legal entity books and records of any Person described in clause (i) of this definition of IP Assets;

(x) the Applicable IP Percentage of any Specified Shared Asset (clauses (i)–(x), the “Specified IP Assets”);

(xi) unless constituting a Specified Product Asset under clauses (i)–(x) of the definitions thereof:

(a) any and all rights, title and interest in, and to, any Asset (excluding IT Assets and excluding Intellectual Property) of Historical Xperi that is not related to any Business (other than in a de minimis respect) (e.g. corporate or enterprise-wide Assets) owned by a member of the IP RemainCo Group,;

(b) all Intellectual Property owned by Historical Xperi that is not related to any Business (other than in a de minimis respect);

(c) (I) all Cash and Cash Equivalents, notes, interest receivables and other financial assets owned by any member of the IP RemainCo Group and (II) all derivative instruments of Historical Xperi owned by any member of the IP RemainCo Group;

(d) (I) all accounts and notes receivable to the extent related to the IP Business and any proceeds from the factoring of any such accounts receivable with a payment date on or after the Distribution (“IP Factoring Proceeds”);

(e) all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case to the extent they are used or held for use in, or arise out of, the operation or conduct of (I) the IP Business (including, for the avoidance of doubt, such portion of any credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items of the Product SpinCo Group to the extent they are used or held for use in, or arise out of, the operation or conduct of the IP Business) and (II) Historical Xperi to the extent such credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items are owned by a member of the IP RemainCo Group, and are not related to any Business (other than in a de minimis respect);

(f) except for furniture, all tangible personal property and interests therein (including machinery, tools, equipment and vehicles), in each case, that is not related to any Business (other than in a de minimis respect) for which the relevant historical use of such Asset was at any IP Specified Owned Real Property, IP Specified Leased Real Property or IP Real Property, other than at any portion leased or subleased by any member of the Product SpinCo Group pursuant to an intergroup lease;

(g) all furniture that is not related to any Business (other than in a de minimis respect) to the extent that the relevant historical use of such furniture was at (I) any IP Specified Owned Real Property, IP Specified Leased Real Property (except as provided pursuant to the terms of an intergroup lease or lease with any Person other than the Parties and their respective Group members and Affiliates) or IP Real Property; and

(h) any and all Information of Historical Xperi (other than (x) Intellectual Property, (y) Information described in clause (xii) of the definition of “Product Assets” and (z) IT Assets) that is not related to any Business (other than in a de minimis respect) owned by a member of the IP RemainCo Group; and

(xii) any and all Assets Related to the IP Business, including in the following categories, but, in each case, excluding IT Assets, the Specified Product Assets and the Assets described in clause (xi) of each of the definitions of Product Assets and IP Assets:

(a) (1) all rights, title and interest in and to the owned real property Related to the IP Business, including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith and (2) all rights, title and interest in, and to and under the leases or subleases of the real property Related to the IP Business, , including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (the “IP Real Property”);

(b) except for IT Assets and IP RemainCo Inventory, any and all tangible personal property and interests therein, including machinery, furniture, tools, equipment, vehicles, in each case that are Related to the IP Business,;

(c) any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories, (I) related to, or held for the benefit of, the IP Business and not related (other than in a de minimis respect) to any other Business, (II) related to the IP Business (other than in a de minimis respect) and held at any IP Specified Owned Real Property, IP Specified Leased Real Property or IP Real Property (unless at a portion of such site leased to a different Group pursuant to an intergroup lease) that is not subject to any manufacturing product agreement, (III) Related to the IP Business, held at any Product Specified Owned Real Property, Product Specified Leased Real Property or Product Real Property, other than any portion thereof leased by the IP RemainCo Group pursuant to an intergroup lease (other than those subject to any manufacturing product agreement), and not related (other than in a de minimis respect) to the Business of the Group to which such real property was allocated, and (IV) Related to the IP Business and not held at a real property constituting Product Specified Owned Real Property, Product Specified Leased Real Property, IP Specified Owned Real Property, IP Specified Leased Real Property or IP Real Property (the “IP RemainCo Inventory”) (it being understood and agreed that any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging and finished goods referred to under clause (II) shall constitute an Asset Related to the IP Business);

(d) all Intellectual Property Related to the IP Business;

(e) any and all Consents, registrations and Regulatory Data, in each case, that is Related to the IP Business;

(f) any and all Information (other than Intellectual Property and IT Assets) that is Related to the IP Business; and

(g) any and all interests in the capital stock of, or other equity interests in, any Person that is not a member of the IP RemainCo Group or Product SpinCo Group that is Related to the IP Business.

(77) “IP Business” shall mean (i) the intellectual property licensing business, (ii) any other business conducted primarily through the use of the IP Assets prior to the Relevant Time (other than that described in clause (i) of the definition of “Product Business”) and (iii) the businesses and operations of Business Entities acquired or established by or for IP RemainCo or any of its Subsidiaries after the date of this Agreement (other than that described in clause (i)—(iii) of the definition of “Product Business”).

(78) “IP Contracts” shall mean Contracts to which IP RemainCo or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound that relate exclusively to the IP Business, the IP Assets and/or the IP Liabilities and are not related (other than in a de minimis respect) to any other Business, any Product Asset or any Product Liability.

(79) “IP Liabilities” shall mean any and all Liabilities of (x) any member of the Product SpinCo Group at the Relevant Time and/or (y) any member of the IP RemainCo Group at the Relevant Time, in the following categories, in each case, regardless of (i) when or where such Liabilities arose or arise, (ii) where or against whom such Liabilities are asserted or determined, (iii) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Product SpinCo Group or IP RemainCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (iv) which entity is named in any Action associated with any Liability (except for Liabilities related to Taxes which are governed exclusively by the Tax Matters Agreement, and Liabilities allocated pursuant to the Employee Matters Agreement, which are governed exclusively thereby):

(i) any and all Liabilities that are expressly assumed by or allocated to the IP RemainCo Group pursuant to this Agreement, including any obligations and Liabilities of any member of the IP RemainCo Group under this Agreement, including those pursuant to Section 11.5 hereof;

(ii) any and all Liabilities arising out of Inventor Remuneration to the extent related to the discrete and reasonably identifiable part thereof solely attributable to the use or sublicense of Intellectual Property constituting a Product Asset by a member of the IP RemainCo Group as Licensees (as such term is defined in the Cross Business License Agreement) under the Cross Business License Agreement;

(iii) the Applicable IP Percentage of any Specified Shared Liability;

(iv) any of the Liabilities set forth on Schedule 1.1(79)(iv);

(v) any and all IP Shared Contracts; provided; however, that any such IP Shared Contracts shall be subject to Section 2.2(d);

(vi) any and all Liabilities for Indebtedness of the type described in clauses (i), (iv) and (vii) of the definition of Indebtedness of Historical Xperi that was incurred by any member of the IP RemainCo Group (and any such Indebtedness guaranteed by any member of Historical Xperi that is a member of the IP RemainCo Group) (clauses (i)-(vi) of this Section 1.1(79), the “Specified IP Liabilities”);

(vii) unless constituting a Specified Product Liability, (i) any and all checks issued but not drawn and accounts payable to the extent related to the IP Business, and (ii) all accounts payable represented by an invoice to the extent related to the IP Business; and

(viii) any and all Liabilities Related to the IP Business, including in the following categories, but in each case, excluding the Specified Product Liabilities, the Liabilities described in clause (vii) of the definition of Product Liabilities and the Liabilities described in clause (vi) of the definition of IP Liabilities:

(a) any and all Liabilities arising out of or resulting from any Action Related to the IP Business; and

(b) any and all Liabilities arising under any of the IP Contracts.

(80) “IP RemainCo” shall have the meaning set forth in the preamble.

(81) “IP RemainCo Common Stock” shall mean the issued and outstanding shares of common stock, par value $0.001 per share, of IP RemainCo.

(82) “IP RemainCo CSIs” shall have the meaning set forth in Section 2.3(b)(iv).

(83) “IP RemainCo Group” shall mean IP RemainCo and each Person (other than any member of the Product SpinCo Group) that is a direct or indirect Subsidiary of IP RemainCo immediately after the Business Realignment Time.

(84) “IP RemainCo Indemnitees” shall mean each member of the IP RemainCo Group and each of their Affiliates from and after the Effective Time and each member of the IP RemainCo Group’s and their respective Affiliates’ respective current, former and future directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(85) “IP RemainCo Liability Policies” shall have the meaning set forth in Section 10.2.

(86) “IP Shared Contracts” shall mean any and all Shared Contracts that are primarily related to the IP Business including those set forth on Schedule 2.2(d).

(87) “IT Assets” shall mean all (i) Software (including any Copyrights therein), computer systems, public Internet protocol address blocks, telecommunications equipment and other information technology infrastructure (including servers and server equipment, computers (including laptop computers), computer equipment and hardware, printers, telephones (including cell phones and smartphones) and telephone equipment (including headsets), network devices and equipment (including routers, wireless access points, switches and hubs), fiber and backbone cabling and other telecommunications wiring, demarcation points and rooms, computer rooms and telecommunications closets), (ii) documentation, reference, resource and training materials to the extent relating thereto, and (iii) Contracts to the extent relating to any of the foregoing clauses (i) and (ii) (including Software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, public Internet protocol address block agreements, website hosting agreements, Software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements and telecommunications agreements); provided, that, notwithstanding the foregoing, IT Assets shall exclude Know-How contained or stored in any of the items described in the foregoing subsections (i) through (iii) and Patents that claim any such Know-How.

(88) “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, constitution, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(89) “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, Damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement or Employee Matters Agreement, the rights and obligations of the Parties with respect to Taxes and with respect to liabilities of the nature described in the preceding sentence of this definition that are allocated pursuant to the Employee Matters Agreement (“Employee Related Liabilities”) shall be governed by the Tax Matters Agreement and Employee Matters Agreement, respectively, and, therefore, Taxes and Employee Related Liabilities shall not be treated as Liabilities governed by this Agreement other than for purposes of indemnification related to the Distribution Disclosure Documents.

(90) “Liable Party” shall have the meaning set forth in Section 2.2(c)(ii).

(91) “Negotiation Period” shall mean the General Negotiation Period or the Privilege Waiver Negotiation Period, as applicable.

(92) “Non-Assumable Third Party Claims” shall have the meaning set forth in Section 7.4(b).

(93) “Non-Shared Contract” shall mean all Contracts of istHistorical Xperi transferred in accordance with this Agreement other than any Shared Contracts.

(94) “Notice Recipient” shall have the meaning set forth in Section 2.2(d)(vi).

(95) “Notifying Party” shall have the meaning set forth in Section 2.2(d)(vi).

(96) “NYSE” shall mean the New York Stock Exchange.

(97) “Other Party’s Auditor” shall have the meaning set forth in Section 5.2(a)(i).

(98) “Other Party” shall have the meaning set forth in Section 2.2(c)(i).

(99) “Other Surviving Intergroup Accounts” shall have the meaning set forth in Section 2.3(a).

(100) “Partial Assignment” shall have the meaning set forth in Section 2.2(d)(i).

(101) “Party” or “Parties” shall have the meaning set forth in the preamble.

(102) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(103) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(104) “Privilege” shall have the meaning set forth in Section 8.7(a).

(105) “Privilege Waiver Negotiation Period” shall have the meaning set forth in Section 8.7(c)(iv).

(106) “Privilege Waiver Objection Notice” shall have the meaning set forth in Section 8.7(c)(i).

(107) “Privileged Information” shall have the meaning set forth in Section 8.7(a).

(108) “Product Assets” shall mean any and all right, title and interest in and to the following Assets of (x) any member of the Product SpinCo Group at the applicable Relevant Time, and (y) any member of the IP RemainCo Group at the Relevant Time (provided, however, that Product Assets shall not include Tax Assets (as defined in the Tax Matters Agreement), which shall be governed by the Tax Matters Agreement, or Assets allocated pursuant to the Employee Matters Agreement, which shall be governed thereby):

(i) (A) all interests in the capital stock of, or any other equity interests in the members of the Product SpinCo Group (other than Product SpinCo) and any and all rights related thereto;

(ii) the Assets set forth on Schedule 1.1(108)(ii);

(iii) any and all rights and interests of the Product SpinCo Group under this Agreement;

(iv) (A) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(108)(iv)(A), including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Schedule 1.1(108)(iv)(A) under the heading “Other Party in Possession”) (the “Product Specified Owned Real Property”) and (B) all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(108)(iv)(B), including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (except to the extent otherwise set forth on Schedule 1.1(108)(iv)(B) under the heading “Other Party in Possession”) (the “Product Specified Leased Real Property”);

(v) any and all Product Shared Contracts; provided; however, that any such Product Shared Contracts shall be subject to Section 2.2(d);

(vi) (A) the Patents and Patent applications and registrations set forth on Schedule 1.1(108)(vi)(A), (B)(I) the Xperi and TiVo names and any and all Xperi and TiVo brands, related Trademarks and related Trademark applications and registrations, and any and all derivations, abbreviations, translations, localizations and other variations of any of the foregoing and any confusingly similar Trademark and Trademark application and registration and (II) the Trademarks and Trademark applications and registrations set forth on Schedule 1.1(108)(vi)(B)(II), (C) the Copyrights and Copyright applications and registrations set forth on Schedule 1.1(108)(vi)(C) and (D) the Know-How set forth on Schedule 1.1(108)(vi)(D);

(vii) any and all Assets in respect of accruals, counterclaims, insurance claims, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and other rights similar to the foregoing, in each case, to the extent related to any Product Liability;

(viii) the IT Assets set forth on Schedule 1.1(108)(viii);

(ix) all Product Contracts;

(x) other than Intellectual Property and IT Assets, any and all (a) Information to the extent related to any Product Asset or Product Liability and (b) corporate or similar legal entity books and records of any Person described in clause (i) of this definition of Product Assets;

(xi) the Applicable Product Percentage of any Specified Shared Asset (clauses (i)–(xi), the “Specified Product Assets”);

(xii) unless constituting a Specified IP Asset under clauses (i)–(x) of the definitions thereof:

(a) any and all rights, title and interest in, and to, any Asset (excluding IT Assets and excluding Intellectual Property) of Historical Xperi that is not related to any Business (other than in a de minimis respect) (e.g. corporate or enterprise-wide Assets) owned by a member of the Product SpinCo Group;

(b) all Intellectual Property owned by Historical Xperi that is not related to any Business (other than in a de minimis respect);

(c) (I) all Cash and Cash Equivalents, notes, interest receivables and other financial assets owned by any member of the Product SpinCo Group (other than any such Cash and Cash Equivalents, notes, interest receivables and other financial assets constituting IP Factoring Proceeds) and (II) all derivative instruments of Historical Xperi owned by any member of the Product SpinCo Group;

(d) all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case to the extent they are used or held for use in, or arise out of, the operation or conduct of (I) the Product Business (including, for the avoidance of doubt, such portion of any credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items of the Product SpinCo Group to the extent they are used or held for use in, or arise out of, the operation or conduct of the Product Business) and (II) Historical Xperi to the extent such credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items are owned by a member of the Product SpinCo Group, and are not related to any Business (other than in a de minimis respect);

(e) except for furniture, all tangible personal property and interests therein (including machinery, tools, equipment and vehicles), in each case, that is not related to any Business (other than in a de minimis respect) for which the relevant historical use of such Asset was at any Product Specified Owned Real Property or Product Specified Leased Real Property, other than at any portion leased or subleased by any member of the IP RemainCo Group pursuant to an intergroup lease;

(f) all furniture that is not related to any Business (other than in a de minimis respect) to the extent that the relevant historical use of such furniture was at (I) any Product Specified Owned Real Property, Product Specified Leased Real Property (except as provided pursuant to the terms of an intergroup lease or lease with any Person other than the Parties and their respective Group members and Affiliates);

(g) any and all Information of Historical Xperi (other than (x) Intellectual Property, (y) Information described in clause (xi) of the definition of “IP Assets” and (z) IT Assets) that is not related to any Business (other than in a de minimis respect) (I) owned by a member of the Product SpinCo Group; and

(h) all rights, claims, causes of action and credits to the extent relating to any Product Asset that do not relate to any Business (other than in a de minimis respect) and do not relate to any IP Liability (other than in a de minimis respect), including those arising under any guaranty, warranty, indemnity, right of recovery, right of set-off or similar right,; and

(xiii) any and all Assets Related to the Product Business, including in the following categories, but, in each case, excluding IT Assets, the Specified IP Assets and the Assets described in clause (xii) of each of the definitions of Product Assets and IP Assets:

(a) (1) all rights, title and interest in and to the owned real property Related to the Product Business, including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith and (2) all rights, title and interest in, and to and under the leases or subleases of the real property Related to the Product Business, including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (the “Product Real Property”);

(b) except for IT Assets and Product SpinCo Inventory, any and all tangible personal property and interests therein, including machinery, furniture, tools, equipment, vehicles, in each case that are Related to the Product Business;

(c) any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories, (I) related to, or held for the benefit of, the Product Business and not related (other than in a de minimis respect) to any other Business, (II) Related to the Product Business (other than in a de minimis respect) and held at any Product Specified Owned Real Property, Product Specified Leased Real Property or Product Real Property (unless at a portion of such site leased to a different Group pursuant to an intergroup lease), (III) Related to the Product Business, held at any IP Specified Owned Real Property, IP Specified Leased Real Property or IP Real Property, other than any portion thereof leased by the Product SpinCo Group pursuant to an intergroup lease (other than those subject to any manufacturing product agreement), and not related (other than in a de minimis respect) to the Business of the Group to which such real property was allocated, and (IV) Related to the Product Business and not held at a real property constituting Product Specified Owned Real Property, Product Specified Leased Real Property, Product Real Property, IP Specified Owned Real Property, IP Specified Leased Real Property or IP Real Property (the “Product SpinCo Inventory”) (it being understood and agreed that any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging and finished goods referred to under clause (III) shall constitute an Asset Related to the Product Business);

(d) all Intellectual Property Related to the Product Business;

(e) any and all Consents, registrations and Regulatory Data, in each case, that is Related to the Product Business;

(f) any and all Information (other than Intellectual Property and IT Assets) that is Related to the Product Business; and

(g) any and all interests in the capital stock of, or other equity interests in, any Person that is not a member of the IP RemainCo Group or Product SpinCo Group that is Related to the Product Business.

(109) “Product Business” shall mean (i) the product business of Historical Xperi (except for those described in clauses (i), (ii) or (iii) of the definition of “IP Business”), (iii) any other business conducted primarily through the use of the Product Assets prior to the Relevant Time (other than that described in clause (i) of the definition of “IP Business”) and (iv) the businesses and operations of Business Entities acquired or established by or for Product SpinCo or any of its Subsidiaries in connection with the operation of the product business after the date of this Agreement (other than that described in clause (i) of the definition of “IP Business”)..

(110) “Product Contracts” shall mean Contracts to which IP RemainCo or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, which fall within the following categories:

(i) any and all contracts that relate exclusively to the Product Business, the Product Assets and/or the Product Liabilities and are not related (other than in a de minimis respect) to the IP Business, any IP Asset, or any IP Liability; and

(ii) any and all Contracts to which IP RemainCo was a party as of the Relevant Time (and any amendments, extensions or replacements thereof) that are not related in any respect to any Business (other than in a de minimis respect).

(111) “Product Form 10” shall mean the registration statement on Form 10 filed by Product SpinCo with the Commission in connection with the Distribution.

(112) “Product Liabilities” shall mean any and all Liabilities of (x) any member of the Product SpinCo Group at the Relevant Time and/or (y) any member of the IP RemainCo Group at the applicable Relevant Time, in the following categories, in each case, regardless of (i) when or where such Liabilities arose or arise, (ii) where or against whom such Liabilities are asserted or determined, (iii) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Product SpinCo Group or IP RemainCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (iv) which entity is named in any Action associated with any Liability (except for Liabilities related to Taxes which are governed exclusively by the Tax Matters Agreement, and Liabilities allocated pursuant to the Employee Matters Agreement, which are governed exclusively thereby):

(i) any and all Liabilities that are expressly assumed by or allocated to the Product SpinCo Group pursuant to this Agreement, including any obligations and Liabilities of any member of the Product SpinCo Group under this Agreement, including those pursuant to Section 11.5 hereof;

(ii) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from the Distribution Disclosure Documents, including the Product Form 10, in each case relating to, arising out of or resulting from occurrences prior to, the Distribution;

(iii) any and all Liabilities arising out of Inventor Remuneration to the extent related to (i) the Intellectual Property constituting a Product Asset (other than any discrete and reasonably identifiable part thereof solely attributable to the use or sublicense of such Intellectual Property by members of the IP RemainCo Group as Licensees (as such term is defined in the Cross Business License Agreement) under the Cross Business License Agreement), or (ii) the discrete and reasonably identifiable part thereof solely attributable to the use or sublicense of Intellectual Property constituting an IP Asset by a member of the Product SpinCo Group as Licensees (as such term is defined in the Cross Business License Agreement) under the Cross Business License Agreement;

(iv) the Applicable Product Percentage of any Specified Shared Liability;

(v) any of the Liabilities set forth on Schedule 1.1(112)(v);

(vi) any and all Liabilities for Indebtedness of the type described in clauses (i), (iv) and (vii) (but in case of clause (vii) solely with respect to clauses (i) and (iv)) of the definition of Indebtedness of Historical Xperi that was incurred by any member of the Product SpinCo Group (and any such Indebtedness guaranteed by any member of Historical Xperi that is a member of the Product SpinCo Group) (clauses (i)-(vi) of this Section 1.1(112), the “Specified Product Liabilities”);

(vii) unless constituting a Specified IP Liability, (i) any and all checks issued but not drawn and accounts payable to the extent related (other than in de minimis respects) to the Product Business, and (ii) all accounts payable represented by an invoice to the extent related to the Product Business; and

(viii) any and all Liabilities Related to the Product Business, including in the following categories, but in each case, excluding the Specified IP Liabilities, the Liabilities described in clause (vii) of the definition of Product Liabilities and the Liabilities described in clause (vi) of the definition of IP Liabilities:

(a) any and all Liabilities arising out of or resulting from any Action Related to the Product Business; and

(b) any and all Liabilities arising under any of the Product Contracts (except in the case of a Contract constituting a Product Contract because it is exclusively related to a Product Asset, any such Liabilities Related to the IP Business).

(113) “Product Shared Contracts” shall mean any and all Shared Contracts that are primarily related to the Product Business.

(114) “Product SpinCo” shall have the meaning set forth in the preamble.

(115) “Product SpinCo Common Stock” shall have the meaning set forth in the recitals hereto.

(116) “Product SpinCo CSIs” shall have the meaning set forth in Section 2.3(b)(iv).

(117) “Product SpinCo Group” shall mean Product SpinCo and each Person (other than any member of the IP RemainCo Group) that is a direct or indirect Subsidiary of Product SpinCo immediately after the Business Realignment Time, and each Person that becomes a Subsidiary of Product SpinCo after the Business Realignment Time.

(118) “Product SpinCo Indemnitees” shall mean each member of the Product SpinCo Group and each of their Affiliates from and after the Effective Time and each member of the Product SpinCo Group’s and their respective current, former and future Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(119) “Product SpinCo Information Statement” shall mean the information statement attached as an exhibit to the Product Form 10 sent to the holders of shares of IP RemainCo Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(120) “Product SpinCo Liability Policies” shall have the meaning set forth in Section 10.2.

(121) “Product SpinCo Licensed Trademarks” shall mean those trademarks set forth on Schedule 5.6.

(122) “Public Reports” shall have the meaning set forth in Section 5.2(c).

(123) “Records” shall mean any Contracts, documents, books, records or files.

(124) “Regulatory Data” shall mean any and all regulatory data (including studies, data, raw data, efficacy data, reports, physical samples, reviews (including business risk reviews), opinions, information or other compliance requirements, including safety, risk and exposure assessments) in written, electronic, computerized, digital, or other tangible or intangible media, actually submitted to, or maintained to support a submission to (whether submitted or not), a Governmental Entity or a third party to seek, obtain or maintain a Consent from a Governmental Entity or demonstrate regulatory compliance.

(125) “Related”, with respect to any Business, shall mean primarily related to, primarily used in or primarily held for use in the conduct of such Business.

(126) “Relevant Time” shall mean, as between any member of the IP RemainCo Group and any member of the Product SpinCo Group, the time of the Distribution.

(127) “Rules” shall have the meaning set forth in Section 9.1(c).

(128) “Section 7.10(a) Basket” shall have the meaning set forth in Section 7.10(a).

(129) “Section 8.8 Matters” shall have the meaning set forth in Section 8.8(a).

(130) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws and licenses of Intellectual Property.

(131) “Separation Expenses” shall have the meaning set forth in Section 11.5.

(132) “Shared Contract” shall mean, any Contract, other than a Product Contract or a IP Contract, of (1) a member of the IP RemainCo Group that inures in part to the benefit or burden of any member of the Product SpinCo Group, as of the Distribution Date or (2) a member of the Product SpinCo Group that inures in part to the benefit or burden of any member of the IP RemainCo Group, as of the Distribution Date, including as set forth on Schedule 2.2(d).

(133) “Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of IP RemainCo or any of its Subsidiaries which relate to one or more of the Product Business or the IP Business.

(134) “Software” shall mean all computer programs (whether in source code, object code, or other form), software implementations of algorithms, and related documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.

(135) “Sole Benefit Services” shall have the meaning set forth in Section 8.7(a).

(136) “Specified Shared Asset” shall mean the Assets set forth on Schedule 1.1(136).

(137) “Specified Shared Liabilities” shall mean:

(i) any and all Liabilities set forth on Schedule 1.1(137)(i);

(ii) any and all Liabilities of IP RemainCo or Product SpinCo to the extent relating to, arising out of or resulting from a general corporate matter of IP RemainCo related to occurrences on or prior to the Distribution Date, including any such Liabilities (including under applicable federal and state securities Laws) to the extent relating to, arising out of or resulting from:

(a) claims made by or on behalf of holders of any of IP RemainCo’s securities, in their capacities as such;

(b) any (x) form, report, statement, certifications or other document (including all exhibits, amendments and supplements thereto) (other than a Distribution Disclosure Document) filed by IP RemainCo with the Commission on or prior to the Distribution Date, including the financial statements included therein (other than for Liabilities related to any such forms, reports, statements, certifications or other documents, in each case filed in connection with the Internal Reorganization and the Business Realignment, specifically relating to the Product Business or the IP Business, as the case may be) or (y) Financing Disclosure Documents in respect of occurrences prior to the Distribution Date; and

(c) (x) indemnification obligations to any current or former director or officer of IP RemainCo in their capacity as such in respect of occurrences prior to the Distribution Date or (y) any claims for breach of fiduciary duties brought against any current or former directors or officers of IP RemainCo, in their capacities as such in respect of occurrences prior to the Distribution Date, in each case, relating to any acts, omissions or events on or prior to the Distribution Date; and

(iii) any Separation Expenses not allocated to a Party in Section 11.5.

In the case of any Liability a portion of which relates to occurrences on or prior to the Distribution Date and a portion of which relates to occurrences after the Distribution Date, only that portion that relates to occurrences on or prior to the Distribution Date shall be considered a Specified Shared Liability; and with respect to the portion of such Liability that relates to occurrences after the Distribution Date, such Liability shall be allocated in accordance with the definitions of Product Liability or IP Liability, as the case may be. For purposes of clarification of the foregoing, the Parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any Contract existing as of the Distribution Date shall be deemed to be a Specified Shared Liability.

Notwithstanding anything to the contrary herein, Specified Shared Liabilities shall not include any Liabilities that are related or attributable to or arising in connection with Taxes or Tax Returns.

(138) “Steps Plan” shall mean the steps plan set forth on Exhibit A hereto.

(139) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(140) “Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(141) “Tax Contest” shall have the meaning set forth in the Tax Matters Agreement.

(142) “Tax Matters Agreement” shall mean the Tax Matters Agreement effective as of [•], by and among IP RemainCo and Product SpinCo.

(143) “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(144) “Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.

(145) “Third Party Claim” shall have the meaning set forth in Section 7.4(a).

(146) “Third Party Proceeds” shall have the meaning set forth in Section 7.8(a).

(147) “Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

(148) “Transaction Expenses” shall have the meaning set forth in Section 11.5.

(149) “Transfer” shall have the meaning set forth in Section 2.2(b)(i) and the term “Transferred” shall have its correlative meaning.

(150) “Transition Services Agreement” shall mean the Transition Services Agreement effective as of the date of the Distribution, by and between a member of the Product SpinCo Group and a member of the IP RemainCo Group.

Section 1.2 References; Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the Parties have each participated in the negotiation and drafting of this Agreement, except as otherwise stated herein, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (l) any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (m) the use of the phrases “the date of this Agreement”, “the date hereof”, “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement; (n) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (o) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; and (p) any consent given by either party hereto pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party. Unless the context requires otherwise, references in this Agreement to “Product SpinCo” shall also be deemed to refer to the applicable member of the Product SpinCo Group, references to “IP RemainCo” shall also be deemed to refer to the applicable member of the IP RemainCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Product SpinCo or IP RemainCo shall be deemed to require Product SpinCo, or IP RemainCo, as the case may be, to cause the applicable members of the Product SpinCo Group or the IP RemainCo Group, respectively, to take, or refrain from taking, any such action.

Section 1.3 Effective Time; Suspension.

(a) This Agreement shall be effective as of the Effective Time.

(b) Notwithstanding Section 1.3(a) above, solely as between any of the Parties that are Affiliates, the provisions of, and the obligations under, this Agreement shall be suspended as between such Parties until the applicable Relevant Time, other than for Sections 2.1, 2.2, 2.3 and 2.8 each of which will be effective as of the Effective Time.

ARTICLE II

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, each Party shall use, and shall cause the other members of its Group and its respective then-Affiliates to use, their respective reasonable best efforts to consummate the transactions contemplated hereby (including the Internal Reorganization and the Business Realignment), a portion of which have already been implemented prior to the date hereof.

Section 2.2 Transfer of Assets and Liabilities.

(a) Acknowledgment of Pre-Effective Time Transfers. Prior to the Effective Time, the Parties shall and shall cause the other members of its Group and its respective then-Affiliates to complete the Internal Reorganization and the Business Realignment (other than as set forth on Schedule 2.2).

(b) Transfer of Assets. Prior to the Relevant Time and, in each case, in accordance with the Steps Plan and pursuant to the Conveyancing and Assumption Instruments and, in connection with the Internal Reorganization and the Business Realignment:

(i) Subject to Section 2.5 (Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.2(d) (Treatment of Shared Contracts), IP RemainCo shall, and shall cause the other members of its Group to, as applicable, transfer, contribute, assign and/or convey or cause to be transferred, contributed, assigned and/or conveyed (“Transfer”) to Product SpinCo or another member of the Product SpinCo Group all of its and the other members of its Group’s right, title and interest in and to the Product Assets and the applicable member(s) of the Product SpinCo Group shall accept from IP RemainCo and the applicable members of the IP RemainCo Group, all of IP RemainCo’s and the other members of the IP RemainCo Group’s respective direct or indirect rights, title and interest in and to the Product Assets; and

(ii) Subject to Section 2.5 (Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.2(d) (Treatment of Shared Contracts), Product SpinCo shall, and shall cause the other members of its Group to, as applicable, Transfer to IP RemainCo or another member of the IP RemainCo Group all of its and the other members of its Group’s right, title and interest in and to the IP Assets and the applicable member(s) of the IP RemainCo Group shall accept from Product SpinCo and the applicable members of the Product SpinCo Group, all of Product SpinCo’s and the other members of the Product SpinCo Group’s respective direct or indirect rights, title and interest in and to the IP Assets, respectively.

(c) Assignment and Assumption of Liabilities.

(i) Subject to Section 2.5 (Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.2(d) (Treatment of Shared Contracts), (a) IP RemainCo shall, or shall cause a member of the IP RemainCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the IP Liabilities and (b) Product SpinCo shall, or shall cause a member of the Product SpinCo Group to, Assume all of the Product Liabilities.

(ii) Each Party, at the request of the other Party (such other Party, the “Other Party”), shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, release, substitution or amendment required to novate or assign to the fullest extent permitted by Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.2(d)), and other obligations or Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.3(b) for which a member of such Party’s Group and a member of the Other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such Other Party as provided in this Agreement, or to obtain in writing the unconditional release of the Other Party to such arrangements (other than any member of the Group who Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party). For the purposes of complying with the terms set forth in this Section 2.2(c)(ii), not more than thirty (30) Business Days after the end of each of the first six (6) fiscal quarters after the applicable Relevant Time, each of Product SpinCo and IP RemainCo shall deliver to the other Party a list of the Consents, releases, substitutions or amendments required to novate or assign to the fullest extent permitted by Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.2(d), and other obligations or Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.3(b) for which a member of such Party’s Group and a member of the Other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such Other Party as provided in this Agreement, along with the status and anticipated timing for obtaining such Consents, releases, substitutions or amendments required.

(iii) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, directly pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer all rights, obligations and other Liabilities thereunder of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.2(c)(iii).

(d) Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Sections 2.2(b) and (c):

(i) Unless the benefits of a Shared Contract are conveyed to the applicable Party (or member of its Group) pursuant to an Ancillary Agreement, (A) any Contract that is a Shared Contract, shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended, bifurcated, replicated or otherwise modified prior to, on or after the Effective Time, so that each Party or the members of their respective Groups shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses (each, a “Partial Assignment”); provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended or otherwise modified) by its terms (including any terms imposing Consents or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled) (including those set forth on Schedule 2.2(d)) or under applicable Law and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or otherwise modified or if such assignment or amendment or modification would impair the benefit the parties thereto derive from such Shared Contract, (A) the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause a member of the IP RemainCo Group or the Product SpinCo Group as the case may be, to, in each case, (I) receive the benefit of that portion of each Shared Contract that relates to the Product Business, or the IP Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended or otherwise modified for the benefit of) a member of the applicable Group pursuant to this Section 2.2(d) (including, enforcing on the applicable Group’s behalf any and all of such Group’s rights against such third party under such Shared Contract solely to the extent related to the applicable Group’s respective Business (or applicable portion thereof)) and (II) bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.2(d), including expenses related to enforcing rights under such Shared Contract against the third party counterparty thereto solely to the extent related to the applicable Group’s respective Business (or applicable portion thereof); and indemnifying each other Group against all Indemnifiable Losses to the extent arising out of any actions (or omissions to act) taken by such other Group with respect to such Shared Contract at the direction of such first Party (except to the extent arising out of or related to gross negligence, fraud or willful misconduct by such other Group), in each case, as set forth on Schedule 2.2(d)(y)(A) (for the avoidance of doubt, in the event that any rights in connection with a Force Majeure Event or similar event are exercised under a Shared Contract, the benefits and burdens with respect to such Shared Contract (as modified by such Force Majeure Event or similar event) shall, if reasonably practicable, be shared proportionally or, if not reasonably practicable, in such other manner as would be most equitable, among the Groups related to such Contract (or in any other manner as may be agreed in good faith by the relevant Parties whose Group is related to such contract), in each case, to the extent so related to the Product Business or the IP Business) and (B) to the extent that the Parties cannot effect a Partial Assignment in accordance with this Section 2.2(d), or cannot implement the arrangements set forth in clause (A), within 180 days of the Distribution Date, the Parties shall use commercially reasonable efforts to, if requested by either Party, seek mutually acceptable alternative arrangements for the purpose of allocating rights and obligations to each Group under such Shared Contract reflecting the principles set forth in clause (A) of this provision (an “Acceptable Alternative Arrangement”) other than in respect of the Contracts set forth on Schedule 2.2(d) which shall remain with the contracting party until the expiration or earlier termination thereof.

(ii) Each Party shall, and shall cause the other members of its Group to, use its commercially reasonable efforts to obtain the required Consents to complete a Partial Assignment of any Shared Contract as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Partial Assignment of any Shared Contract or Acceptable Alternative Arrangement shall be completed if it would violate any applicable Law or the rights of any third party to such Shared Contract.

(iii) To the extent permitted by applicable Law, each of IP RemainCo and Product SpinCo shall, and shall cause the members of its respective Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the member(s) of such Party’s respective Group, as applicable, not later than the Relevant Time and (B) neither report shall take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to income Taxes).

(iv) With respect to Liabilities pursuant to, under or relating to a Shared Contract to the extent relating to occurrences from and after the Relevant Time, such Liabilities shall, unless otherwise allocated pursuant to this Agreement or any Ancillary Agreement, be allocated among IP RemainCo and Product SpinCo as follows:

(1) If such Liability is incurred (x) exclusively in respect of the Product Business, such Liability shall be allocated to Product SpinCo or its applicable Subsidiary, or (y) exclusively in respect of the IP Business, such Liability shall be allocated to IP RemainCo or the applicable member of its Group;

(2) If such Liability cannot be so allocated under clause (1) above, such Liability shall be allocated to IP RemainCo or Product SpinCo, as the case may be, based on the relative proportions of total benefit received (over the term of the Shared Contract remaining as of the date of the Distribution by the Product Business or the IP Business, respectively, under the relevant Shared Contract after the Relevant Time); and

(3) Notwithstanding the foregoing in this clause (3), each of Product SpinCo or IP RemainCo shall be responsible for any and all such Liabilities to the extent arising from its (or its Subsidiary’s) breach after the Relevant Time of the relevant Shared Contract.

(v) None of IP RemainCo, Product SpinCo or any of the members of their respective Group or their Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party to (x) obtain any new Contract or Partial Assignment with respect to any Shared Contract, as the case may be or (y) obtain any Consent necessary to enter into an Acceptable Alternative Arrangement; provided, however, a Party to which the benefit of a new Contract, Partial Assignment or Acceptable Alternative Arrangement would inure pursuant to this Section 2.2(d) may request that the Party that is allocated such Shared Contract as a Product Asset or IP Asset commence litigation, which request shall be considered in good faith by such Party; provided, further, that such Party’s good faith determination not to commence litigation shall not in and of itself constitute a breach of this Section 2.2(d)(v), but the foregoing shall not preclude consideration of a Party’s good faith for purposes of determining compliance with Section 2.2(d)(v).

(vi) From and after the Relevant Time, the Party to whose Group a Shared Contract has been allocated shall not (and shall cause the other members of its Group not to), without the consent of the other applicable Party or Parties (such consent not to be unreasonably withheld, conditioned or delayed) (x) waive any rights under such Shared Contract to the extent related to the Business, Assets or Liabilities of such other Party, (y) terminate (or consent to be terminated by the counterparty) such Shared Contract except in connection with (1) the expiration of such Shared Contract in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Shared Contract in accordance with the terms of such Shared Contract is expressly permitted) or (2) a partial termination of such Shared Contract that would not reasonably be expected to impact any rights under such Shared Contract related to the Business, Assets or Liabilities of such other Party or Parties or any of its or their respective Subsidiaries, or (z) amend, modify or supplement such Shared Contract in a manner material (relative to the existing rights and obligations related to such other Party’s Business, Assets or Liabilities under such Shared Contract) and adverse to the Business, Assets or Liabilities of such other Party or Parties or any of its or their respective Subsidiaries. From and after the Distribution, if a member of a Group (the “Notice Recipient”) receives from a counterparty to a Shared Contract a formal notice of breach of such Shared Contract that would reasonably be expected to impact another Group, the Notice Recipient shall provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt of such notice) and the Parties shall consult with respect to the actions proposed to be taken regarding the alleged breach. If a Group (the “Notifying Party”) sends to a counterparty to a Shared Contract a formal notice of breach of such Shared Contract that would reasonably be expected to impact another Group, the Notifying Party shall provide written notice to the other Party as soon as reasonably practicable (and in any event no less than five (5) Business Days prior to sending such notice of breach to the counterparty), and the Parties shall consult with each other regarding such alleged breach. From and after the Distribution, no Party shall (and shall cause the other members of its Group not to) breach any Shared Contract to the extent such breach would reasonably be expected to result in a loss of rights, or acceleration of obligations, of any member of the other Party’s Group (or related to its Business, Assets or Liabilities under such Shared Contract) pursuant to (X) such Shared Contract, (Y) any Partial Assignment related to such Shared Contract or (Z) any other Contract with the counterparty to such Shared Contract (or any of its Affiliates) in existence at the time of the Distribution that contains cross-default or similar provisions related to such Shared Contract.

(e) Treatment of Non-Shared Contracts. If either Party believes in good faith that it (or a member of its Group) was intended to have access to all or certain rights or benefits under a Non-Shared Contract pursuant to the efforts by each Group prior to the Relevant Time to separate, replace, replicate, mirror and/or bifurcate Non-Shared Contracts but such Non-Shared Contract is deemed not to inure in part to the benefit or burden of that Party (or a member of its Group), then such Party may request that the Party whose Group is a party to such Non-Shared Contract enter into a Partial Assignment or Acceptable Alternative Arrangement in accordance with Section 2.2(d)(i) and such other Party shall consider such request in good faith.

(f) Consents. Each Party shall, and shall cause each member of its respective Group to, use its commercially reasonable efforts to obtain the required Consents for the Transfer of any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract; provided, that Sections 2.2(d) and 2.5, to the extent provided therein, shall apply thereto.

(g) Previous Transfers. Each party understands and agrees on behalf of itself and each member of its Group that certain of the Transfers referenced in Section 2.2(b) or Assumptions referenced in Section 2.2(c) have heretofore occurred and, as a result, no additional Transfers or Assumptions by any member of the IP RemainCo Group or Product SpinCo Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. To the extent that a member of the IP RemainCo Group or the Product SpinCo Group, as applicable, owns an IP Asset or Product Asset, respectively, as of the Effective Time, there shall be no need for such member to Transfer such Asset in connection with the operation of Section 2.2(b). Moreover, to the extent that a member of the IP RemainCo Group or the Product SpinCo Group, as applicable, is liable for any IP Liability or Product Liability, respectively, at the Effective Time, there shall be no need for such member to Assume such Liability in connection with the operation of Section 2.2(c).

Section 2.3 Intercompany Accounts; Guarantees.

(a) Intercompany Accounts. Except as set forth in Section 7.1(b), any and all intercompany receivables, payables, loans and balances (other than (x) as specifically provided for under this Agreement, under any Ancillary Agreement, under any Continuing Arrangements or (y) as otherwise set forth on Schedule 2.3(a) (the matters set forth on Schedule 2.3(a), the “Other Surviving Intergroup Accounts”)) between any member of the Product SpinCo Group that was a member of Historical Xperi, on the one hand, and any member of the IP RemainCo Group that was a member of Historical Xperi, on the other hand, as of immediately prior to the Distribution Date (collectively, the “Intergroup Accounts”) shall, prior to the Distribution Date, be caused by Historical Xperi to be settled immediately prior to the Business Realignment Time, by means of cash payments, a dividend, capital contribution, a combination of the foregoing or otherwise. For the avoidance of doubt, the Other Surviving Intergroup Accounts (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation or thirty (30) days of a written request by the beneficiary of such obligation given to the corresponding obligor thereunder, and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third party and shall no longer be an intercompany account.

(b) Guarantees.

(i) (1) IP RemainCo shall, and shall cause the other members of its Group to, (with the reasonable cooperation of the other Party) use commercially reasonable efforts to have all members of the Product SpinCo Group removed as guarantor of or obligor for any IP Liability to the fullest extent permitted by applicable Law, and (2) Product SpinCo shall, and shall cause the other members of its Group to, (with the reasonable cooperation of the applicable Party) use commercially reasonable efforts to have all members of the IP RemainCo Group removed as guarantor of or obligor for any Product Liability to the fullest extent permitted by applicable Law, in each case (clauses (1)-(2)), on or prior to the Relevant Time or as soon as reasonably practicably thereafter. Except as otherwise provided in Section 2.3(b)(ii) no member of the Product SpinCo Group or IP RemainCo Group or any of their respective Affiliates from time to time shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any such guarantees.

(ii) On or prior to the Relevant Time or as soon as reasonably practicable thereafter, to the extent required to obtain a release from a guaranty (a “Guaranty Release”) (i) of any member of the IP RemainCo Group, Product SpinCo shall, and shall cause the other members of its Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which any member of the Product SpinCo Group, would be reasonably unable to comply or (B) which would be reasonably expected to be breached, and (ii) of any member of the Product SpinCo Group, IP RemainCo shall, and shall cause the other members of its Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which IP RemainCo would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(iii) If any of IP RemainCo or Product SpinCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (i) and (ii) of this Section 2.3(b) (i) the Party whose Group is relevant beneficiary shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VII) and shall or shall cause one of the other members of its Group, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) each of IP RemainCo and Product SpinCo agrees not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any guarantees or Credit Support Instruments, for which the other Party is or may be liable unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to guarantees included in leases for real property, in the event a Guaranty Release is not obtained and such Party wishes to extend the term of such guaranteed lease, then such Party shall have the option of extending the term until the fourth (4th) anniversary of the Relevant Time if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease and (iii) the relevant beneficiary shall pay to the guarantor or obligor a fee payable at the end of each calendar quarter based on a rate of 0.65% per annum on the average outstanding amount of the obligation underlying such guarantee or obligation during such quarter.

(iv) Each Party shall, and shall cause the other members of their respective Groups to cooperate and (i) Product SpinCo shall, and shall cause the other members of its Group to, use reasonable best efforts to replace all Credit Support Instruments issued by IP RemainCo or other members of the IP RemainCo Group on behalf of or in favor of any member of the Product SpinCo Group or the Product Business (the “Product SpinCo CSIs”) as promptly as practicable with Credit Support Instruments from Product SpinCo or a member of the Product SpinCo Group as of the Effective Time and (ii) IP RemainCo shall, and shall cause the other members of its Group to, use reasonable best efforts to replace all Credit Support Instruments issued by Product SpinCo or other members of the Product SpinCo Group on behalf of or in favor of any member of the IP RemainCo Group or the IP Business (the “IP RemainCo CSIs”) as promptly as practicable with Credit Support Instruments from IP RemainCo or a member of the IP RemainCo Group as of the Effective Time:

(A) With respect to any Product SpinCo CSIs that remain outstanding after the Effective Time (x) Product SpinCo shall, and shall cause the members of the Product SpinCo Group to, jointly and severally indemnify and hold harmless the IP RemainCo Indemnitees for any Liabilities arising from or relating to the such Product SpinCo CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Product SpinCo CSIs in accordance with the terms thereof, (y) Product SpinCo shall pay to IP RemainCo a fee payable at the end of each calendar quarter based on a rate of 0.65% per annum on the average outstanding balance during such quarter of any outstanding Product SpinCo CSIs issued by IP RemainCo or any member of the IP RemainCo Group, respectively, and (z) without the prior written consent of IP RemainCo, Product SpinCo shall not, and shall not permit any member of the Product SpinCo Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which IP RemainCo or any member of the IP RemainCo Group, respectively, has issued any Credit Support Instruments which remain outstanding. None of IP RemainCo and the members of the IP RemainCo Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the Product SpinCo Group or the Product Business after the expiration of such Product SpinCo CSI.

(B) With respect to any IP RemainCo CSIs that remain outstanding after the Effective Time (x) IP RemainCo shall, and shall cause the members of the IP RemainCo Group to, jointly and severally indemnify and hold harmless the Product SpinCo Indemnitees for any Liabilities arising from or relating to the such IP RemainCo CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such IP RemainCo CSIs in accordance with the terms thereof, (y) IP RemainCo shall pay to Product SpinCo, a fee payable at the end of each calendar quarter based on a rate of 0.65% per annum on the average outstanding balance during such quarter of any outstanding IP RemainCo CSIs issued by Product SpinCo or any member of the Product SpinCo Group, respectively, and (z) without the prior written consent of Product SpinCo, IP RemainCo shall not, and shall not permit any member of the IP RemainCo Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which Product SpinCo or any member of the Product SpinCo Group, has issued any Credit Support Instruments which remain outstanding. None of Product SpinCo and the members of the Product SpinCo Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the IP RemainCo Group or the IP Business after the expiration of such IP RemainCo CSI.

Section 2.4 Limitation of Intercompany Liabilities; Intergroup Contracts.

(a) No Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement (but excluding any such information included in a Distribution Disclosure Document or Financing Disclosure Document) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) Except as set forth in Section 2.4(c), no Party or any other member of its Group shall be liable to the other Party or any other member of such other Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Relevant Time (other than this Agreement, the Ancillary Agreements, the Continuing Arrangements, the Other Surviving Intergroup Accounts, and the Other Surviving Selected Intercompany Accounts) and each Party (on behalf of itself and each other member of its Group) hereby terminates any and all Contracts, arrangements, course of dealings or understandings between or among it or any of its other Group members, on the one hand, and the other Party or any of its respective Group members, on the other hand, effective as of the Relevant Time (other than this Agreement, the Ancillary Agreements, the Continuing Arrangements, the Other Surviving Intergroup Accounts, and the Other Surviving Selected Intercompany Accounts and the Conveyancing and Assumption Instruments). No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the applicable Relevant Time. The Parties shall, and shall cause the other members of their respective Groups to, execute and deliver such agreements, instruments and other papers as may be required to terminate any such Contract, arrangement, course of dealing or understanding pursuant to this Section 2.4(b) if so requested by a Party. Notwithstanding the foregoing, the provisions of this Section 2.4(b) shall not apply to any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that (x) to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Product Assets or Product Liabilities, or IP Assets or IP Liabilities, such Contracts shall be assigned or retained pursuant to Article II and (y) the obligations of any member of a Group to any other Group shall be deemed terminated as of the Relevant Time with no further liability to any Group as a result thereof).

(c) If any Contract, arrangement, course of dealing or understanding is terminated pursuant to Section 2.4(b), and, but for the mistake or oversight of either Party, would have been listed as continuing and is reasonably necessary for such affected Party to be able to continue to operate its Businesses in substantially the same manner in which such Businesses were operated prior to the applicable Relevant Time, then, at the request of such affected Party made within fifteen (15) months following the applicable Relevant Time, the Parties shall negotiate in good faith to determine whether and to what extent (including the terms and conditions relating thereto), if any, notwithstanding such termination, such Contract, arrangement, course of dealing or understanding should continue, or as appropriate, be re-instated, following the applicable Relevant Time; provided, however, that either Party may determine, in its sole discretion, not to re-instate or otherwise continue any such Contract, arrangement, course of dealing or understanding.

Section 2.5 Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers or Assumptions contemplated by this Article II shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers or Assumptions as promptly following the Effective Time as practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II to the fullest extent permitted by applicable Law. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.2(d)) to be assigned for which any necessary Consents are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, also be subject to Section 2.2(c)(iii) and Section 2.3(b), to the extent applicable. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party responsible for Assuming such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member or members of the IP RemainCo Group or Product SpinCo Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, each Party agrees (on behalf of itself and each other member of its Group) that, as of the Effective Time, subject to Section 2.2(c), each Party and/or each member of its Group shall (i) be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement and (ii) (A) enforce at the other Party’s (or relevant member of its Group’s) request, or allow the other Party’s Group to enforce in a commercially reasonable manner, any rights of the Party or its Group under such Assets and Liabilities against any other Persons, (B) not waive any rights related to such Assets or Liabilities to the extent related to the Business, Assets or Liabilities of the other Party’s Group (C) not terminate (or consent to be terminated by the counterparty) any Contract that constitutes such Asset except in connection with the expiration of such Contract in accordance with its terms, (D) not amend, modify or supplement any Contract that constitutes such Asset and (E) provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt) after receipt of any formal notice of breach received from a counterparty to any Contract that constitutes such Asset; provided, that the costs and expenses incurred by the responding Party or its Group in respect of any request by the other Party in respect of such Assets or Liabilities shall be borne solely by the requesting Party or its Group plus ten per cent (10%).

(b) If and when the Consents and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.5(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Sections 2.2 and 2.5) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on either Party, be deemed to have become effective as of the Effective Time.

(c) The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.5(a) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be. Except as otherwise expressly provided herein, none of IP RemainCo or Product SpinCo or any of their respective Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any Assets or Liabilities not Transferred as of the Effective Time; provided, however, that a Party to which such Asset or Liability has not been Transferred or Assumed, respectively, due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability may request that the Party retaining such Asset or Liability commence litigation, which request shall be considered in good faith by the Party retaining such Asset or Liability; provided, further, that a Party’s good faith determination not to commence litigation shall not in and of itself constitute a breach of this Section 2.5(c), but the foregoing shall not preclude consideration of a Party’s good faith for purposes of determining compliance with this Section 2.5(c).

(d) Notwithstanding anything else set forth in this Section 2.5 to the contrary, (A) neither IP RemainCo nor any of its Subsidiaries shall be required by this Section 2.5 to take any action that may, in the good faith judgment of IP RemainCo, (x) result in a violation of any obligation which IP RemainCo or any such Subsidiary has to any third party or (y) violate applicable Law, and (B) neither Product SpinCo nor any of its Subsidiaries shall be required by this Section 2.5 to take any action that may, in the good faith judgment of Product SpinCo, (x) result in a violation of any obligation which Product SpinCo or any such Subsidiary has to any third party or (y) violate applicable Law.

(e) The failure to obtain a Consent shall not in and of itself constitute a breach of this Agreement; provided, that the foregoing shall not preclude consideration of a Party’s efforts in pursuing such Consent for purposes of determining compliance with this Section 2.5.

(f) To the extent permitted by applicable Law, with respect to Assets and Liabilities described in Section 2.5(a), each of IP RemainCo and Product SpinCo shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Person entitled to such Assets not later than the Relevant Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Relevant Time and (ii) neither report shall take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest).

Section 2.6 Wrong Pockets; Mail & Other Communications; Payments.

(a) Subject to Section 2.5 (Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.2(d) (Treatment of Shared Contracts), (i) if at any time within twenty-four (24) months after the Relevant Time either Party discovers that any Product Asset is held by any member of the IP RemainCo Group or any of their respective then-Affiliates, IP RemainCo shall, and shall cause the other members of the IP RemainCo Group and its and their respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the transfer of the relevant Product Asset to Product SpinCo or an Affiliate of Product SpinCo designated by Product SpinCo for no additional consideration; or (ii) if at any time within twenty-four (24) months after the applicable Relevant Time, either Party discovers that any IP Asset is held by any member of the Product SpinCo Group or any of their respective then-Affiliates, Product SpinCo shall, and shall cause the other members of the Product SpinCo Group and its and their respective then-Affiliates to use their respective reasonable best efforts to promptly procure the transfer of the relevant IP Asset to IP RemainCo or an Affiliate of IP RemainCo designated by IP RemainCo for no additional consideration; provided that in the case of clause (i), neither IP RemainCo nor any of its Affiliates, in the case of clause (ii), Product SpinCo nor any of its Affiliates, shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party. If reasonably practicable and permitted under applicable Law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties.

(b) On and prior to the twenty-four (24) month anniversary following the applicable Relevant Time, if either Party or any member of its Group or (or any of its or their respective then-Affiliates) owns any Asset, that, although not Transferred pursuant to this Agreement, is agreed by such Party and the other applicable Party in their good faith judgment to be an Asset that more properly belongs to such other Party or a member of its Group, or is an Asset that such other Party or a member of its Group was intended to have the right to continue to use (other than (for the avoidance of doubt), as between any two Parties, or any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Group following the applicable Relevant Time), then the Party or a member of its Group (or applicable then-Affiliate) owning such Asset shall, as applicable (i) Transfer any such Asset to the Party or a member of its Group identified as the appropriate transferee and following such Transfer, such Asset shall be a Product Asset, or IP Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities. If reasonably practicable and permitted under applicable law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties.

(c) After the Effective Time, each Party (or any member of its Group and any of its or their respective then-Affiliates) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party (or any member of its Group and any of its or their respective then-Affiliates) is hereby authorized to receive and, to the extent reasonably necessary to identify the proper recipient in accordance with this Section 2.6(c), open all mail, packages and other communications received by such Party (or member of its Group or its or their then-Affiliate) that belongs to such other Party (or member of such other Party’s Group), and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall as promptly as reasonably practicable deliver or cause to be delivered such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or the other Party, copies thereof) to such other Party as provided for in Section 11.6; provided that, if a Party (or any member of its Group and any of its or their respective then-Affiliates) receives any claim or demand against the other Party (or any member of such other Party’s Group), or any notice or other communication regarding any Action involving the other Party (or any member of such other Party’s Group), such Party shall and shall cause the other members of its Group to, as promptly as practicable (and, in any event, use commercially reasonable efforts to do so within fifteen (15) days after receipt thereof) notify such other Party (including such other Party’s legal department) of the receipt of such claim, demand, notice or other communication, and shall promptly deliver such claim, demand, notice or other communication (or, in case the same also relates to the business of the receiving Party or the other Party, copies thereof) to such other Party provided, however, that the failure to provide such notice shall not constitute a breach of this Section 2.6(c) except to the extent that any such Party shall have been actually prejudiced as a result of such failure. The provisions of this Section 2.6(c) are not intended to, and shall not, be deemed to constitute an authorization by either Party or any other member of either Group (or any of their Affiliates from time to time) to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other Party or any other member of any Group or any of their respective then-Affiliates for service of process purposes.

(d) After the Distribution, IP RemainCo shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly pay or deliver to Product SpinCo (or its designee) any monies or checks that have been received by IP RemainCo (or another member of its Group or its or its respective then-Affiliates) after the Distribution to the extent they are (or represent the proceeds of) a Product Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis, in each case to the applicable members of the Product SpinCo Group; provided, that if the aggregate amount not yet paid or delivered exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to the applicable members of the Product SpinCo Group within seven (7) days).

(e) After the Distribution, Product SpinCo shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly pay or deliver to IP RemainCo (or its designee) any monies or checks that have been received by Product SpinCo (or another member of its Group or its or its respective then-Affiliates) after the Distribution to the extent they are (or represent the proceeds of) an IP Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis, in each case to the applicable members of the IP RemainCo Group; provided, that if the aggregate amount not yet paid or delivered exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to the applicable members of the IP RemainCo Group within seven (7) days).

Section 2.7 Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or prior to the Relevant Time, by the appropriate entities, the Conveyancing and Assumption Instruments necessary to evidence the valid and effective Assumption by the applicable Party of its Assumed Liabilities and the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets, in substantially the form contemplated hereby for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers and Assumptions to be effected pursuant to non-U.S. Laws, in such other form as the Parties shall reasonably agree; provided that Section 7.4(f) shall apply to each Transfer and Assumption contemplated by this Agreement.

Section 2.8 Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.5, each of the Parties shall, and shall cause the other members of its Group to, cooperate with each other and use commercially reasonable efforts, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, on and after the Effective Time, each Party shall, and shall cause the other members of its Group to, cooperate with the other Party (or the relevant member of its Group), and without any further consideration, but at the expense (unless allocated to the Group of the requested Party pursuant to the other terms of this Agreement) of the requesting Party (or the relevant member of its Group) (except as provided in Sections 2.2(d)(v) and 2.5(c)) from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer, and to make all filings with, and to obtain all Consents, any permit, license, Contract, indenture or other instrument (including any Consents), and to take all such other actions as such Party (or the relevant member of its Group) may reasonably be requested to take by the other Party (or the relevant member of its Group) from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby. Without limiting the foregoing, each Party shall, and shall cause the other members of its Group to, at the reasonable request, cost and expense (unless allocated to the Group of the requested Party (or other member of its Group) pursuant to the other terms of this Agreement) of the other Party, take such other actions as may be reasonably necessary to vest in such other Party (or other member of its Group) such title and such rights as possessed by the transferring Party (or its Group) to the Assets allocated to such Party (or member of its Group) under this Agreement, free and clear of any Security Interest.

Section 2.9 Disclaimer of Representations and Warranties. EACH OF IP REMAINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE IP REMAINCO GROUP) AND PRODUCT SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PRODUCT SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES, INFORMATION OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF EITHER PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR THEREIN, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, WITHOUT LIABILITIES OR WARRANTIES EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST OR OTHER MATTER WHETHER OR NOT OF RECORD AND (II) ANY NECESSARY CONSENTS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION

Section 3.1 Certificate of Incorporation; Bylaws. At or prior to the Distribution, all necessary actions shall be taken by Product SpinCo to adopt the form of Amended and Restated Certificate of Incorporation and Bylaws filed by Product SpinCo with the Commission as exhibits to the Product Form 10.

Section 3.2 Directors. At or prior to the Distribution, IP RemainCo shall take all necessary action to cause the Board of Directors of Product SpinCo to consist of the individuals identified in the Product SpinCo Information Statement as directors of Product SpinCo.

Section 3.3 Officers. At or prior to the Distribution, IP RemainCo shall take all necessary action to cause the individuals identified as such in the Product SpinCo Information Statement to be officers of Product SpinCo as of the Distribution Date.

Section 3.4 Resignations.

(a) Subject to Section 3.4(b), at or prior to the Distribution, (i) IP RemainCo shall cause all its employees and all employees of its respective Subsidiaries (excluding any employees of any member of the Product SpinCo Group) to resign, effective as of the Distribution, from all positions as officers or directors of any member of the Product SpinCo Group (and any other Person where such position is as a designee or representative of the Product SpinCo Group) in which they serve, and (ii) Product SpinCo shall cause all its employees and all employees of its Subsidiaries to resign, effective as of the Distribution, from all positions as officers or directors of any members of the IP RemainCo Group (and any other Person where such position is as a designee or representative of the IP RemainCo Group) in which they serve.

(b) No Person shall be required by either Party to resign from any position or office with the other Party if such Person is disclosed in the Product SpinCo Information Statement as the Person who is to hold such position or office following the applicable Distribution.

Section 3.5 Wire Transfers.

(a) On [•], 2022, IP RemainCo or Product SpinCo (as applicable), and shall cause the other members of their respective Groups to, have a Product SpinCo Employee and IP RemainCo Employee jointly issue instructions to the relevant banks to make the wire payments set forth on Schedule 3.5(a) in the applicable local currency, which, for purposes of calculating the impact of any such wire in other provisions of this Agreement, shall be converted into U.S. dollars by using the Bloomberg fixing rate at 5:00 p.m. New York City Time on [•], 2022; provided that in no event shall the amount of any such payment exceed the amount of Cash and Cash Equivalents reflected as available (which, for the avoidance of doubt, excludes cash in transit) on the bank account statement for the applicable bank account measured as of 11:59 p.m. (using the local time zone for the jurisdiction of such bank account) on [•], 2022.

Section 3.6 Ancillary Agreements. On or prior to the Effective Time, each of IP RemainCo and Product SpinCo shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Stock Dividends to IP RemainCo. In connection with the Distribution, (i) on or prior to the Distribution Date, Product SpinCo shall issue to IP RemainCo, as a stock dividend, such number of shares of Product SpinCo Common Stock (or IP RemainCo and Product SpinCo shall take or cause to be taken such other appropriate actions to ensure that IP RemainCo has the requisite number of shares of Product SpinCo Common Stock) as will be required so that the total number of shares of Product SpinCo Common Stock held by IP RemainCo immediately prior to the Distribution is equal to the total number of shares of Product SpinCo Common Stock distributable in the Distribution and (ii) on the Distribution Date, subject to the conditions and other terms set forth in this Article IV, IP RemainCo shall cause the Agent to distribute all of the then issued and outstanding shares of Product SpinCo Common Stock to holders of IP RemainCo Common Stock on the Distribution Record Date, and to credit the appropriate class and number of such shares of Product SpinCo Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of Product SpinCo Common Stock. For stockholders of IP RemainCo who own IP RemainCo Common Stock through a broker or other nominee, their shares of Product SpinCo Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of IP RemainCo Common Stock on the Distribution Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of Product SpinCo Common Stock (to be determined by the board of directors of IP RemainCo prior to the Distribution) for every one (1) share of IP RemainCo Common Stock held by such stockholder. No action by any such stockholder (or such stockholder’s designated transferee or transferees) shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) Product SpinCo Common Stock such stockholder is entitled to in the Distribution.

Section 4.2 Fractional Shares. IP RemainCo stockholders holding a number of shares of IP RemainCo Common Stock on the Distribution Record Date which would entitle such stockholders to receive less than one whole share of Product SpinCo Common Stock in the Distribution will receive cash in lieu of fractional shares. Fractional shares of Product SpinCo Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The applicable Agent shall, as soon as practicable after the Distribution Date (a) determine the number of whole shares and fractional shares of Product SpinCo Common Stock allocable to each holder of record or beneficial owner of IP RemainCo Common Stock as of close of business on the Distribution Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Product SpinCo Common Stock, after making appropriate deductions for any amount required to be withheld for U.S. federal income tax purposes, for applicable transfer Taxes and for the costs and expenses of such sale and distribution, including brokers fees and commissions. None of IP RemainCo, Product SpinCo or the applicable Agent will guarantee any minimum sale price for the fractional shares of Product SpinCo Common Stock. Neither IP RemainCo nor Product SpinCo will pay any interest on the proceeds from the sale of fractional shares. The Agent acting on behalf of the applicable Party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of IP RemainCo or Product SpinCo.

Section 4.3 Sole Discretion of IP RemainCo. IP RemainCo shall, in its sole and absolute discretion, determine the Distribution Date and all other terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, IP RemainCo may at any time and from time to time until the completion of the Distribution decide to abandon any or all of the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, IP RemainCo shall have the right not to complete the Distribution if, at any time prior to the applicable Relevant Time, the Board shall have determined, in its sole discretion, that the Distribution is not in the best interests of IP RemainCo or its stockholders, that a sale or other alternative is in the best interests of IP RemainCo or its stockholders or that it is not advisable at that time for the Product Business to separate from IP RemainCo.

Section 4.4 Conditions to Distribution. Subject to Section 4.3, the obligation of IP RemainCo to consummate the Distribution is subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by IP RemainCo, in its sole and absolute discretion, of the following conditions. None of Product SpinCo or any other member of the Product SpinCo Group with respect to the Distribution or any third party shall have any right or claim to require the consummation of the Distribution, which shall be effected at the sole discretion of the Board. Any determination made by IP RemainCo prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.4 shall be conclusive and binding on the Parties. The conditions are for the sole benefit of IP RemainCo and shall not give rise to or create any duty on the part of IP RemainCo or the Board to waive or not waive any such condition. Each Party will use its commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the following conditions:

(a) the Commission shall have declared effective the Product Form 10, of which the Product SpinCo Information Statement forms a part, and no stop order relating to the registration statement will be in effect, no proceedings seeking such stop order shall be pending before or threatened by the Commission, and the Product SpinCo Information Statement (or the Notice of Internet Availability of the Product SpinCo Information Statement) shall have been distributed to holders of IP RemainCo Common Stock;

(b) the Product SpinCo Common Stock to be delivered in the Distribution shall have been approved for listing on NYSE, subject to official notice of distribution;

(c) IP RemainCo shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance satisfactory to IP RemainCo (in its sole discretion), substantially to the effect that, among other things, the Distribution, together with the Contribution, will qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) of the Code;

(d) IP RemainCo shall have received an opinion from the independent appraisal firm set forth on Schedule 4.4(d) or another independent appraisal firm as determined by the Board, in form and substance satisfactory to IP RemainCo confirming that (i) following the Distribution, IP RemainCo, on the one hand, and Product SpinCo, on the other hand, will be solvent and adequately capitalized and (ii) IP RemainCo has adequate surplus under Delaware Law to declare the Distribution;

(e) no order, injunction, or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution or any of the related transactions shall be pending, threatened, issued or in effect, and no other event outside the control of IP RemainCo shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;

(f) the Internal Reorganization and Business Realignment shall have been effectuated prior to the Distribution, except for such steps (if any) as IP RemainCo in its sole discretion shall have determined need not be completed or may be completed after the Effective Time;

(g) the Board shall have declared the Distribution and approved all related transactions, which approval may be given or withheld at its absolute and sole discretion (and such declaration or approval shall not have been withdrawn);

(h) IP RemainCo shall have elected the board of directors of Product SpinCo, as described in the Product Form 10, immediately prior to the Distribution;

(i) the directors of IP RemainCo set forth on Schedule 4.4(i) shall have resigned from the Board effective upon the Distribution;

(j) (x) Product SpinCo shall have, and shall have caused its applicable Subsidiaries to have, entered into all Ancillary Agreements to which it and/or such Subsidiary is contemplated to be a party and (y) IP RemainCo shall have, and shall have caused its applicable Subsidiaries to have, entered into all Ancillary Agreements to which it and/or such Subsidiary is contemplated to be a party; and

(k) no events or developments shall have occurred or shall exist that, in the sole and absolute judgment of the Board, make it inadvisable to effect the Distribution or would result in the Distribution and related transactions not being in the best interest of IP RemainCo or its stockholders.

Section 4.5 Effectiveness of Distribution. Unless otherwise determined by IP RemainCo prior to the Distribution, the Distribution shall be deemed to occur at 12:01 a.m. on the Distribution Date.

ARTICLE V

CERTAIN COVENANTS

Section 5.1 Covenants. From the Relevant Time until October 1, 2027, and subject to the terms and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause the other members of its Group, their respective then-Affiliates, each of its and their respective Affiliates and its and their employees to (a) provide reasonable cooperation and assistance to the other Party (and any member of such Party’s Group) in connection with the completion of the Internal Reorganization, the Business Realignment and the transactions contemplated herein and in each Ancillary Agreement (including assisting in the preparation of the Distribution), (b) provide knowledge transfer in reasonable detail at the request of the other Party regarding the Business, Assets or Liabilities of such other Party (for the avoidance of doubt, knowledge transfer is not required pursuant to this Section 5.1 with respect to Intellectual Property or Information constituting an Asset of the requested Party’s Group (unless a license or access thereto has been granted to a member of the requesting Party’s Group pursuant to an Ancillary Agreement (but in such case, Information shall be delivered only to the extent of such license (or to the extent reasonably necessary to exercise such license) or access and otherwise subject to the terms of the applicable Ancillary Agreement))), (c) reasonably assist each Party (or member of its respective Group) in the orderly and efficient transition in becoming an independent company, (d) reasonably assist the other Party (or member of its respective Group) to the extent such Party (or member of such Party’s Group) is providing or has provided services, as applicable, pursuant to the Transition Services Agreement, in connection with requests for Information from, audits or other examinations of, such other Party (or member of such Party’s Group) by a Governmental Entity and (e) provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in (x) seeking and obtaining all Consents of Governmental Entities under applicable Law with respect to the transactions contemplated by this Agreement, and (y) gathering, preparing and submitting any information or documentary material that may be requested by any Governmental Entity in connection with obtaining such Consents, in each case (clauses (a)-(e)), at no additional cost to the Party (or member of such Party’s Group) requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party (or its Group) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party (or its Group), if applicable. The cooperation and assistance provided for in this Section 5.1 shall not be required to the extent such cooperation and assistance would result in an undue burden on either Party (or any member of its Group) or would unreasonably interfere with any of its employees’ normal functions and duties. In furtherance of, and without limiting, the foregoing, each Party shall, and shall cause the other members of its Group (or their then-current Affiliates) to, make reasonably available those employees with particular knowledge of any function or service of which the other Party was not allocated the employees involved in such function or service in connection with the Internal Reorganization and/or the Business Realignment (including employee benefits functions, risk management, etc.).

Section 5.2 Financial Statements.

(a) Reasonable Assistance. Each Party agrees (on behalf of itself and each other member of its Group) that, following the Relevant Time until the completion of each Party’s audit for the fiscal year ending December 31, [2022] and in any event solely with respect to any audit with respect to any fiscal year ending prior to the Relevant Time or for any portion of a fiscal year prior to the Relevant Time, in each case, in respect of which the Party requesting such reasonable assistance was an Affiliate (or relevant member of its Group) of the other Party’s Group, such Party will provide, and will instruct its Affiliates and advisors and representatives to provide, reasonable assistance for purposes of the preparation and audit of each of the Party’s financial statements for the year ended December 31, [2022] or amendments thereto (or the printing, filing and public dissemination thereof) and (z) the audit of each Party’s internal control over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures in respect of the year ended December 31, [2022]; provided, that in the event that either Party changes its auditors within one (1) year of the completion of each Party’s audit for the fiscal year ending December 31, [2022], then such Party may request reasonable access on the terms set forth in this Section 5.1 for a period of up to one hundred and eighty (180) days from such change; provided, further, that, notwithstanding the foregoing, access of the type described in this Section 5.1 shall be afforded by and to each of the Parties (from time to time following the applicable Relevant Time), as applicable, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission, or as reasonably necessary to meet a filing, reporting or similar obligation required under applicable Law (including under Public Reports):

(i) Annual Financial Statements. (i) each Party shall provide or provide access to each other Party on a timely basis all Information reasonably required to meet such other Party’s schedule for the preparation, printing, filing, and public dissemination of such other Party’s annual financial statements for the fiscal year ending December 31, [2022] and for management’s assessment of the effectiveness of such Party’s disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “[[2020/2021] / [2021/2022]] Internal Control Audit and Management Assessments”) for the fiscal year ending December 31, [2022] and (ii) without limiting the generality of the foregoing clause (i), each Party shall provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other Party’s auditors (each such other Party’s auditors, collectively, the “Other Party’s Auditor”) with respect to Information to be included or contained in such other Party’s annual financial statements for the fiscal year ending December 31, [2022] and to permit the Other Party’s Auditor and management to complete the [[2021/2022] / [2022/2023]] Internal Control Audit and Management Assessments, if required; and

(ii) Date of Auditors’ Opinion. (i) Product SpinCo shall use commercially reasonable efforts to enable its auditor to complete its audit for the fiscal year ending December 31, [2022] such that it shall date its opinion on the audited annual financial statements on the same date that IP RemainCo’s auditor dates its opinion on IP RemainCo’s audited annual financial statements, and to enable IP RemainCo to meet its timetable for the printing, filing and public dissemination of IP RemainCo’s annual financial statements for the fiscal year ending December 31, [2022] and (ii) IP RemainCo shall use commercially reasonable efforts to enable its auditor to complete its audit for the fiscal year ending December 31, [2022] such that it shall date its opinion on the audited annual financial statements on the same date that Product SpinCo’s auditors date its opinion on Product SpinCo’s audited annual financial statements, and to enable Product SpinCo to meet its timetable for the printing, filing and public dissemination of Product SpinCo’s annual financial statements for the fiscal year ending December 31, [2022]; and

(b) Access to Personnel and Records. Subject to the confidentiality provisions of this Agreement, (i) each Party shall authorize and request its auditor to make reasonably available to the Other Party’s Auditor both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditor is able to perform the procedures it reasonably considers necessary to take responsibility for the work of the Audited Party’s auditor as it relates to its auditors’ opinion on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements with the Commission for the fiscal year ending December 31, 2021, and (ii) each Party shall use commercially reasonable efforts to make reasonably available to the Other Party’s Auditor and management its personnel and Records in a reasonable time prior to the Other Party’s Auditor’s opinion date and other Party’s management’s assessment date so that the Other Party’s Auditor and other Party’s management are able to perform the procedures they reasonably consider necessary to conduct the [[2021/2022] / [2022/2023]] Internal Control Audit and Management Assessments; and

(c) Current, Quarterly and Annual Reports. (i) at least three (3) Business Days prior to the earlier of public dissemination or filing with the Commission, each Party shall deliver to the other Party a reasonably complete draft of any earnings news release or any filing with the Commission containing financial statements for the years 2020 and 2021, including current reports on Form 8-K, quarterly reports on 10-Q and annual reports on Form 10-K or any other annual report purporting to fulfill the requirements of 17 CFR 240-14c-3 (such reports, collectively, the “Public Reports”); provided, however, that each of IP RemainCo and Product SpinCo may continue to revise its respective Public Report prior to the filing thereof, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, that each Party’s personnel will actively consult with the other Party’s personnel regarding any changes which it may consider making to its Public Reports and related disclosures prior to the anticipated filing with the Commission, with particular focus on any changes which would reasonably be expected to have an effect upon the other Party’s financial statements or related disclosures, (ii) each Party shall notify the other Party, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences between the financial statements to be included in such Party’s annual report on Form 10-K and the pro forma financial statements included, as applicable, in the Product Form 10 or the Form 8-K to be filed by IP RemainCo with the Commission on or about the time of each Distribution and (iii) if any such differences are identified, the Parties shall confer and/or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any Public Report, to consult with each other in respect of such differences and the effects thereof on the Parties’ applicable Public Reports.

Section 5.3 Separation of Information.

(a) Except as set forth on Schedule 5.3(a), Product SpinCo shall, and shall cause the other members of the Product SpinCo Group to, use commercially reasonable efforts to deliver to IP RemainCo (or its designee) by [•], 2022 all Information that constitutes an IP Asset but is commingled in any member of the Product SpinCo Group’s current records or archives (whether stored with a third party or directly by any member of the Product SpinCo Group) (for the avoidance of doubt, Product SpinCo may redact Information that is a Product Asset to which a member of the IP RemainCo Group does not have a license pursuant to an Ancillary Agreement (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Ancillary Agreement)); provided, that with respect to any Information to which a member of the IP RemainCo Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license), such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Ancillary Agreement.

(b) If IP RemainCo identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that IP RemainCo reasonably believes constitutes an IP Asset (or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license)), but is held by or on behalf of any member of the Product SpinCo Group (or any transferee thereof), Product SpinCo shall, and shall cause any other applicable member of the Product SpinCo Group to, request that the archive holder deliver such item to Product SpinCo for review as soon as reasonably practicable, and Product SpinCo shall review such request and deliver the requested material to IP RemainCo, as promptly as reasonably practicable; provided, that with respect to any Information to which a member of the IP RemainCo Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license), such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Ancillary Agreement.

(c) Except as set forth on Schedule 5.3(c), IP RemainCo shall, and shall cause the other members of the IP RemainCo Group to, use commercially reasonable efforts to deliver to Product SpinCo (or its designee) by [•], 2022 all Information that constitutes a Product Asset but is commingled in any member of the IP RemainCo Group’s current records or archives (whether stored with a third party or directly by any member of the IP RemainCo Group) (for the avoidance of doubt, IP RemainCo may redact Information that is an IP Asset to which a member of the Product SpinCo Group does not have a license pursuant to an Ancillary Agreement (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Ancillary Agreement)); provided, that with respect to any Information to which a member of the Product SpinCo Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license), such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Ancillary Agreement.

(d) If Product SpinCo identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that Product SpinCo reasonably believes constitutes a Product Asset (or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license)), but is held by or on behalf of any member of the IP RemainCo Group (or any transferee thereof), IP RemainCo shall, and shall cause any other applicable member of the IP RemainCo Group to, request that the archive holder deliver such item to IP RemainCo for review as soon as reasonably practicable, and IP RemainCo shall review such request and deliver the requested material to Product SpinCo as promptly as reasonably practicable; provided, that with respect to any Information to which a member of the Product SpinCo Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license), such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Ancillary Agreement.

Section 5.4 Nonpublic Information. Each Party acknowledges on behalf of itself and the other members of its Group that Information provided under Section 5.1 may constitute material, nonpublic information, and trading in the securities of a member of any Group (or the securities of such Person’s Affiliates, or partners) while in possession of such material, nonpublic information may constitute a violation of the U.S. federal securities Laws.

Section 5.5 Inventor Remuneration. Each Party shall, and shall cause the members of its respective Group to, reasonably cooperate with each other and shall use commercially reasonable efforts, on and after the Effective Time, to take, or cause to be taken, and without any further consideration, from and after the Effective Time to provide assistance and deliver, and cause to be delivered, all information, Contracts, reports, records and other materials reasonably necessary to determine and pay Inventor Remuneration, including (i) the Inventor Remuneration due to each such inventor, (ii) the calculations of such Inventor Remuneration, (iii) the last available contact information of each such inventor, (iv) when such Inventor Remuneration is or was due to be paid, (v) the milestones at which each such inventor was or is owed such Inventor Remuneration and the payments due at such milestones, and (vi) any pending or threatened Action arising out of such Inventor Remuneration. At the request of a Party, the other Party shall, and shall cause the other members of their respective Groups to, reasonably cooperate to maintain such information as confidential, including by permitting such information to be provided directly to the inventor and permitting a Party or a member of its Group to directly compensate such inventor, and permitting such inventor to be subject to reasonable confidentiality arrangements.

Section 5.6 License to Use Certain Trademark Names.

(a) Effective as of the Distribution Date, Product SpinCo hereby grants to IP RemainCo and its Affiliates a perpetual, worldwide, non-exclusive, non-transferable, non-sublicensable, fully paid-up, royalty-free license to use the Product SpinCo Licensed Trademarks solely for the purpose of referring to IP RemainCo’s owned Patents (or Patent portfolio) in existence on the Effective Date.

(b) Effective as of the Distribution Date, Product SpinCo hereby grants to IP RemainCo and its Affiliates a worldwide, non-exclusive, non-transferable, non-sublicensable, fully paid-up, royalty-free license to use the Product SpinCo Licensed Trademarks for a period of two (2) years solely in connection with the IP Business in the manner in which it has been conducted during the twelve (12)-month period prior to the Effective Time; provided that, except as expressly permitted pursuant to Section 5.7, IP RemainCo and its Affiliates shall not use any Product SpinCo Licensed Trademarks on any publicly facing branding, press materials, marketing collateral or the like.

(c) As between the Parties, subject to the limited licenses granted in Section 5.6(a) and Section 5.6(b), IP RemainCo acknowledges the sole ownership by Product SpinCo of all right, title and interest in and to the Product SpinCo Licensed Trademarks and all related goodwill and that all goodwill accruing from IP RemainCo’s and its Affiliates’ use of the Product SpinCo Licensed Trademarks will inure solely to the benefit of Product SpinCo. IP RemainCo covenants that it will not do or cause to be done any act to impair the Product SpinCo Licensed Trademarks or the right, title or interest of Product SpinCo in the Product SpinCo Licensed Trademarks. In connection with the use of the Product SpinCo Licensed Trademarks, IP RemainCo shall not in any manner represent that it has any ownership interest in the Product SpinCo Licensed Trademarks.

(d) IP RemainCo shall, in its use of the Product SpinCo Licensed Trademarks, adhere to a general level of quality that is consistent with or better than that used with respect to the Product SpinCo Licensed Trademarks in the twelve (12) months prior to the Effective Time.

(e) IP RemainCo shall comply with all applicable Laws in connection with use of the Product SpinCo Licensed Trademarks, including using all Product SpinCo Licensed Trademark legends, notices, and markings as required by applicable Law.

Section 5.7 Publicity. Subject to Section 5.6, members of the IP RemainCo Group may at any time list members of the Product SpinCo Group (and their respective logos) as authorized licensees or reference members of the Product SpinCo Group (and their respective logos) as customers in websites, earnings releases and other investor communications, marketing materials, presentations or customer lists, which may be shared with third parties. Members of the Product SpinCo Group may at any time list members of the IP RemainCo Group (and their respective logos) as authorized licensors of members of the Product SpinCo Group in websites, earnings releases and other investor communications, marketing materials, presentations or licensor lists, which may be shared with third parties.

ARTICLE VI

SPECIFIED SHARED ASSETS AND SPECIFIED SHARED LIABILITIES

Section 6.1 Specified Shared Assets and Specified Shared Liabilities.

(a) Specified Shared Assets. To the extent that a Party or any member of its Group (or any of its or their respective then-Affiliates) receives from a third party any proceeds of any kind arising out of a Specified Shared Asset, to the extent necessary, such Party shall, or shall cause the applicable member of its Group (or any of its or their respective then-Affiliates) to, promptly (but in no event later than thirty (30) days following receipt thereof), unless there is a good faith open question as to whether such proceeds are in fact Specified Shared Assets and the matter has been submitted for resolution pursuant to the terms of this Agreement, in which case, promptly following the final determination thereof, transfer such amounts to the applicable Party or Parties, pursuant to and in accordance with their respective Applicable Percentage; provided, further, that so long as Product SpinCo is still an Affiliate of IP RemainCo, Product SpinCo shall be entitled to all of IP RemainCo’s Applicable Percentage of the proceeds realized from a Specified Shared Asset. In furtherance of the foregoing, the applicable Managing Party (and the Party or Parties providing assistance to the applicable Managing Party shall be entitled to such reimbursement of any out-of-pocket costs and expenses (which shall not include the costs of salaries and benefits of employees who are managing such Specified Shared Asset or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as managing the Specified Shared Asset) related to or arising out of prosecuting or managing any such Specified Shared Asset from the other Party from time to time when invoiced, in advance of a final determination or resolution with respect to such Specified Shared Asset (and each such Party shall be liable for its Applicable Percentage of such costs and expenses). Without limiting any other provision of this Agreement, the Parties shall, and shall cause each other member of its Group to, use commercially reasonable efforts to cause any Specified Shared Asset to be assigned to each Party in accordance with such Parties’ Applicable Percentage. In the event that any Specified Shared Asset is not assignable in accordance with its terms and cannot otherwise be assigned to the Groups to whom ownership of such assets has otherwise been conveyed pursuant to this Agreement, then the Party (or member of its Group) who owns such Specified Shared Asset shall cause such Specified Shared Assets to be held in trust on behalf of the applicable Parties. To the extent that any such Specified Shared Assets are held in trust by the applicable Party or any other member of its Group (or any of its or their respective then-Affiliates) (as described in the foregoing sentences), then to the extent that any cash proceeds are actually received in connection with such Specified Shared Assets, such Party shall, or shall cause the applicable member of its Group (or its or their respective then-Affiliates) to, transfer or contribute such proceeds to the other applicable Parties in accordance with such Parties’ Applicable Percentage.

(b) Specified Shared Liabilities. Except as otherwise expressly set forth in this Article VI and without limiting the indemnification provisions of Article VII, each of the Parties shall be responsible for its respective Applicable Percentage of any costs and expenses (in addition to, without duplication, each such Party’s share of any Indemnifiable Losses in respect of any such Specified Shared Liabilities pursuant to and in accordance with the relevant provisions of Article VII) related to or arising out of any Specified Shared Liability; provided, that so long as Product SpinCo is still an Affiliate of IP RemainCo, IP RemainCo shall be responsible for Product SpinCo’s Applicable Percentage of any such Specified Shared Liability. Any amounts owed in respect of any Specified Shared Liabilities (including reimbursement for the out-of-pocket costs and expenses of defending, managing or providing assistance to the Managing Party with respect to any Third Party Claim that is a Specified Shared Liability, which shall include any amounts with respect to a bond, prepayment or similar security or obligation required (or determined to be advisable by the Managing Party) to be posted by the Managing Party in respect of any claim) shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting information with respect thereto) to the Party or Parties owing such amount and such costs and expenses shall be included in the calculation of the amount of the applicable Specified Shared Liability in determining the reimbursement obligations of the other Party with respect thereto. In furtherance of the foregoing, the Managing Party (and the Party providing assistance to the Managing Party) shall be entitled to reimbursement by the other Party (in an amount equal to its Applicable Percentage) of any out-of-pocket costs and expenses (which shall not include the costs of salaries and benefits of employees who are managing such Specified Shared Liability or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as managing the Specified Shared Liability) related to or arising out of defending or managing any such Specified Shared Liability from the applicable Parties, from time to time when invoiced, in advance of a final determination or resolution of any Action related to a Specified Shared Liability. It shall not be a defense to any obligation by either Party to pay any amounts, whether pursuant to this Article VI or in respect of Indemnifiable Losses pursuant to Article VII, in respect of any Specified Shared Liability that (i) such Party was not consulted in the defense or management thereof, (ii) that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, (iii) that such Party does not approve of the quality or manner of the defense thereof or (iv) that such Specified Shared Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability (even if, subject in each case to Section 7.4(e), such settlement was effected without the consent or over the objection of such Party); it being understood that if such obligations arose in connection with any settlement of a Specified Shared Liability, and such settlement is of a type that required requisite approval of the Contingent Claim Committee and such requisite approval has not been obtained, then (to the extent such right exists) a Party may assert as a defense that the provisions of this Article VI have not been complied with.

Section 6.2 Management of Specified Shared Assets and Specified Shared Liabilities.

(a) For purposes of this Article VI, “Managing Party” shall mean with respect to the Specified Shared Assets and Specified Shared Liabilities known by the Parties as of the date hereof, (i) IP RemainCo with respect to the matters designated as such on Schedule 6.2(a)(i), and (ii) Product SpinCo with respect to the matters designated as such on Schedule 6.2(a)(ii); provided, however, that the Managing Party with respect to any particular Specified Shared Asset and/or Specified Shared Liability not set forth in any of Schedules 6.2(a)(i), 6.2(a)(ii) or 6.2(a)(iii) shall be Product SpinCo (unless otherwise agreed by the Parties).

Section 6.3 Cooperation with Governmental Entity. If, in connection with any Specified Shared Asset or Specified Shared Liability, a Party (or any member of its Group or its or their respective then-Affiliates) is required by Law to respond to and/or cooperate with a Governmental Entity, such Party (and/or any applicable member of its Group and any of its or their respective and applicable then-Affiliates) shall be entitled to cooperate and respond to such Governmental Entity after, to the extent practicable under the specific circumstances, consultation with the other Party.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 7.1(b), (ii) as may be otherwise expressly provided in this Agreement and (iii) for any matter for which any Indemnitee is entitled to indemnification pursuant to this Article VII, each Party, on behalf of itself and each member of its Group, and, to the extent permitted by Law, all Persons who at any time prior to the Relevant Time were directors, officers, agents or employees of any member of its respective Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby remise, release and forever discharge the other Party and the other members of such other Party’s Group and their respective successors and all Persons who at any time prior to the Relevant Time were shareholders, directors, officers or employees of any member of such other Party’s Group (in their capacity as such), in each case, together with their respective heirs, executors, administrators, successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Relevant Time, including in connection with the Internal Reorganization, Business Realignment and Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements; provided, however, that no employee shall be remised, released and discharged to the extent that such Liability relates to, arises out of or results from intentional misconduct by such employee.

(b) Nothing contained in this Agreement, including Section 7.1(a), shall impair or otherwise affect any right of either Party, any member of either Group, or either Party’s or any member of a Group’s respective heirs, executors, administrators, successors and assigns to enforce this Agreement, any Ancillary Agreement, any Continuing Arrangements or any agreements, arrangements, commitments or understandings that continue in effect after the Relevant Time pursuant to the terms of this Agreement or any Ancillary Agreement. In addition, nothing contained in Section 7.1(a) shall release any Person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to Product SpinCo, any Product Liability and (B) with respect to IP RemainCo, any IP Liability;

(ii) any Specified Shared Liability;

(iii) any Liability under any Continuing Arrangements, any Other Surviving Intergroup Account, and Other Surviving Selected Intercompany Accounts;

(iv) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or any Ancillary Agreement or otherwise for claims or Actions brought against any Indemnitee by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VII or, in the case of any Liability arising out of an Ancillary Agreement, the applicable provisions of the Ancillary Agreement; or

(v) any Liability the release of which would result in a release of any Person other than the Persons released in Section 7.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 7.1(a) with respect to such Liability.

In addition, nothing contained in Section 7.1(a) shall release (x) IP RemainCo from indemnifying any director, officer or employee of Product SpinCo who was a director, officer or employee of IP RemainCo or any of its Subsidiaries on or prior to the Distribution to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a Product Liability, Product SpinCo shall indemnify IP RemainCo for such Liability (including IP RemainCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VII, and (y) Product SpinCo from indemnifying any director, officer or employee of IP RemainCo who was a director, officer or employee of Product SpinCo or any of its Subsidiaries on or prior to the Distribution to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is an IP Liability, IP RemainCo shall indemnify Product SpinCo for such Liability (including Product SpinCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VII.

(c) Each Party shall not make, and shall not permit any member of its Group to make, any claim, demand or offset, or commence any Action asserting any claim, demand or offset, including any claim for indemnification, against the other Party or such member of the other Party’s Group, or any other Person released pursuant to Section 7.1(a) or their respective successors with respect to any Liabilities released pursuant to Section 7.1(a).

(d) It is the intent of each Party, by virtue of the provisions of this Section 7.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Relevant Time, whether known or unknown, between or among a Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Relevant Time), except as specifically set forth in Sections 7.1(a) and 7.1(b). At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 7.1 to execute and deliver releases reflecting the provisions hereof.

(e) Each of Product SpinCo and IP RemainCo hereby waives any claims, rights of termination and any other rights under any Continuing Arrangement related to or arising out of the Internal Reorganization, the Business Realignment and the Distribution (including with respect to any “change of control” or similar provision) and agrees that any change in rights or obligations that would automatically be effective as a result thereof be deemed amended to no longer apply (and that Section 2.8 shall apply in respect of such amendments).

Section 7.2 Indemnification by IP RemainCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, following the Distribution Date (with respect to the Product SpinCo Indemnitees), IP RemainCo shall and shall cause the other members of the IP RemainCo Group to indemnify, defend and hold harmless the Product SpinCo Indemnitees from and against any and all Indemnifiable Losses of the Product SpinCo Indemnitees to the extent relating to, arising out of or resulting from (i) the IP Liabilities or any Third Party Claim that would, if resolved in favor of the claimant, constitute an IP Liability or (ii) any breach by IP RemainCo of any provision of this Agreement.

Section 7.3 Indemnification by Product SpinCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, Product SpinCo shall and shall cause the other members of the Product SpinCo Group to indemnify, defend and hold harmless the IP RemainCo Indemnitees from and against any and all Indemnifiable Losses of the IP RemainCo Indemnitees to the extent relating to, arising out of or resulting from (i) the Product Liabilities or any Third Party Claim that would, if resolved in favor of the claimant, constitute a Product Liability or (ii) any breach by Product SpinCo of any provision of this Agreement.

Section 7.4 Procedures for Third Party Claims.

(a) If a claim or demand is made against an IP RemainCo Indemnitee or a Product SpinCo Indemnitee (each, an “Indemnitee”) by any Person who is not a member of the Product SpinCo Group or IP RemainCo Group (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party (and, if applicable, the Contingent Claim Committee) which is or may be required pursuant to this Article VII to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim as promptly as practicable (and in any event within fifteen (15) days) after receipt by such Indemnitee of written notice of the Third Party Claim. If either Party shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be a Specified Shared Liability, such Party, as appropriate, shall give the Contingent Claim Committee (as determined pursuant to Article VI) written notice thereof within fifteen (15) days after such Person becomes aware of such Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations under this Article VII except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party (and, as applicable, to the Managing Party and the Contingent Claim Committee), as promptly as practicable (and in any event within five (5) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b) Other than in the case of (i) Taxes addressed in the Tax Matters Agreement, which shall be addressed as set forth therein, (ii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.3(b)(iii) (the defense of which shall be controlled by the beneficiary Party), or (iii) a Specified Shared Liability (the defense of which shall be controlled by the Managing Party as provided for in Article VI), an Indemnifying Party shall be entitled (but shall not be required) (A) to assume and control the defense of any Third Party Claim, and (B) if it does not assume the defense of such Third Party Claim, to participate in the defense of such Third Party Claim, in each case, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel that is reasonably acceptable to the applicable Indemnitees (after consultation in good faith with the applicable Indemnitees), if it gives notice of its intention to do so to the applicable Indemnitees within thirty (30) days of the receipt of such notice from such Indemnitees; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an allegation of a criminal violation, (y) seeks injunctive, equitable or other relief other than monetary damages against the Indemnitee (provided that such Indemnitee shall reasonably cooperate with the Indemnifying Party, at the request of the Indemnifying Party, in seeking to separate any such claims from any related claim for monetary damages if this clause (y) is the sole reason that such Third Party Claim is a Non-Assumable Third Party Claim) or (z) is made by a Governmental Entity (clauses (x), (y) and (z), the “Non-Assumable Third Party Claims”). After notice from an Indemnifying Party to an Indemnitee of the Indemnifying Party’s election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and other information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event a conflict of interest exists, or is reasonably likely to exist, that would make it inappropriate in the reasonable judgment of the applicable Indemnitee(s) for the same counsel to represent both the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter. In the event that the Indemnifying Party exercises the right to assume and control the defense of a Third Party Claim as provided above, (1) the Indemnifying Party shall keep the Indemnitee(s) apprised of all material developments in such defense, (2) the Indemnifying Party shall not withdraw from the defense of such Third Party Claim without providing advance notice to the Indemnitee(s) reasonably sufficient to allow the Indemnitee(s) to prepare to assume the defense of such Third Party Claim, and (3) the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently, including the posting of bonds or other security required in connection with the defense of such Third Party Claim.

(c) Other than in the case of a Specified Shared Liability or a Non-Assumable Third Party Claim, if an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify an Indemnitee of its election as provided in Section 7.4(b), or if the Indemnifying Party fails to actively and diligently defend the Third Party Claim (including by withdrawing or threatening to withdraw from the defense thereof), the applicable Indemnitee(s) may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense of any Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnifying Party’s expense, all witnesses, pertinent Information, material and other information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(d) Other than any Third Party Claim that is in respect of a Specified Shared Liability, which shall be governed by Article VI, no Indemnitee may admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) In the case of a Third Party Claim (except for any Third Party Claim that is in respect of a Specified Shared Liability which, with respect to the subject matter of this Section 7.4(e), shall be governed by Article VI), the Indemnifying Party shall not admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge the Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.

(f) Notwithstanding anything herein or in any Ancillary Agreement or any Conveyancing and Assumption Instrument to the contrary, other than as provided in Section 11.18 with respect to this Agreement, (i) the indemnification provisions of this Article VII shall be the sole and exclusive remedy of the Parties, the parties to the Conveyancing and Assumption Instruments and any Indemnitee for any breach of this Agreement or any Conveyancing and Assumption Instrument and for any failure to perform and comply with any covenant or agreement in this Agreement or in any Conveyancing and Assumption Instrument; (ii) each party hereto and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies it may have with respect to the foregoing other than under this Article VII against any Indemnifying Party; (iii) neither Party, the members of their respective Groups or any other Person may bring a claim under any Conveyancing and Assumption Instrument; (iv) any and all claims arising out of, resulting from, or in connection with the Internal Reorganization, the Business Realignment or the other transactions contemplated in this Agreement must be brought under and in accordance with the terms of this Agreement; and (v) no breach of this Agreement or any Conveyancing and Assumption Instrument shall give rise to any right on the part of either party hereto or thereto, after the consummation of the Distribution, to rescind this Agreement, any Conveyancing and Assumption Instrument or any of the transactions contemplated hereby or thereby, except as expressly provided in Section 2.6(a) and Section 2.6(b); provided, however, that with respect to the transactions contemplated by this Agreement (including the Internal Reorganization, the Business Realignment and the Distribution), the Parties may also bring claims arising under the Tax Matters Agreement under and in accordance with the Tax Matters Agreement and claims arising under the Employee Matters Agreement under and in accordance with the Employee Matters Agreement. Each Party shall cause the members of its Group to comply with this Section 7.4(f).

(g) The provisions of this Article VII shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 7.4 to give a notice with respect to any Third Party Claim that exists as of the Effective Time. Each Party on behalf of itself and each other member of its Group acknowledges that Liabilities for Actions (regardless of the parties to the Actions) may be partly IP Liabilities and partly Product Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article IX. Neither Party shall, nor shall either Party permit the other members of its Group (or their respective then-Affiliates) to, file Third Party Claims or cross-claims against the other Party or any members of another Group in an Action in which a Third Party Claim is being resolved.

Section 7.5 Procedures for Direct Claims. An Indemnitee shall give the Indemnifying Party written notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third Party Claim, which shall be governed by Section 7.4(a)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.

Section 7.6 Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim (other than in respect of a Specified Shared Liability) that implicates both Parties in a material respect, including due to the allocation of Liabilities, the reasonably foreseeable impact on the Businesses of the relief sought or the responsibilities for management of defense and related indemnities pursuant to this Agreement, the Parties agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for all Parties any Privilege). The Party that is not responsible for managing the defense of any such Third Party Claim shall be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 7.6 shall derogate from either Party’s rights to control the defense of any Action in accordance with Section 7.4.

(b) (i) Notwithstanding anything to the contrary in this Agreement, with respect to any Third Party Claim where the resolution of such Third Party Claim by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that would, in the reasonable judgment of IP RemainCo, significantly and adversely impact the conduct of the IP Business or result in a significant adverse change to any member of the IP RemainCo Group at shared locations where any member of the Product SpinCo Group and any member of the IP RemainCo Group have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies, IP RemainCo shall have, at IP RemainCo’s expense, the reasonable opportunity to consult, advise and comment on all preparation, planning and strategy regarding any such Third Party Claim, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by any member of the Product SpinCo Group to any third party involved in such Third Party Claim (including any Governmental Entity), to the extent that IP RemainCo’s participation does not affect any Privilege in a material and adverse manner; provided that, to the extent that any such Third Party Claim requires the submission by any member of the Product SpinCo Group of any Information relating to any current or former officer or director of any member of the IP RemainCo Group, such Information will only be submitted in a form approved by IP RemainCo in its reasonable discretion, and (ii) notwithstanding anything to the contrary in this Agreement, with respect to any Third Party Claim where the resolution of such Third Party Claim by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that would, in the reasonable judgment of Product SpinCo, significantly and adversely impact the conduct of the Product Business or result in a significant adverse change to any member of the Product SpinCo Group at shared locations where any member of the Product SpinCo Group and any member of the IP RemainCo Group have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies, Product SpinCo shall have, at Product SpinCo’s expense, the reasonable opportunity to consult, advise and comment on all preparation, planning and strategy regarding any such Third Party Claim, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by any member of the IP RemainCo Group to any third party involved in such Third Party Claim (including any Governmental Entity), to the extent that Product SpinCo’s participation does not affect any Privilege in a material and adverse manner; provided that, to the extent that any such Third Party Claim requires the submission by any member of the IP RemainCo Group of any Information relating to any current or former officer or director of any member of the Product SpinCo Group, such Information will only be submitted in a form approved by Product SpinCo in its reasonable discretion. (I) With regard to the matters specified in the preceding clause (i), IP RemainCo shall have a right to consent to any compromise or settlement related thereto by any member of the Product SpinCo Group to the extent that the effect on any member of the IP RemainCo Group would reasonably be expected to result in a significant adverse effect on the financial condition or results of operations of IP RemainCo and its Subsidiaries at such time or the IP Business conducted thereby at such time, taken as a whole, and such significant adverse effect would reasonably be expected to be greater with respect to the IP RemainCo Group, taken as a whole, than the effect on the Product SpinCo Group, taken as a whole, and (II) with regard to the matters specified in the preceding clause (ii), Product SpinCo shall have a right to consent to any compromise or settlement related thereto by any member of the IP RemainCo Group to the extent that the effect on any member of the Product SpinCo Group would reasonably be expected to result in a significant adverse effect on the financial condition or results of operations of Product SpinCo and its Subsidiaries at such time or the Product Business conducted thereby at such time, taken as a whole, and such significant adverse effect would reasonably be expected to be greater with respect to the Product SpinCo Group, taken as a whole, than the effect on the IP RemainCo Group, taken as a whole.

(c) Each of IP RemainCo and Product SpinCo agrees on behalf of itself and the other members of its Group that at all times from and after the Effective Time, if an Action is commenced by a third party naming both Parties (or any member of such Parties’ respective Groups or their respective then-Affiliates) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group or their respective then-Affiliates) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement, then the other Party shall use, and shall cause the other members of its respective Group to use, commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable (including using commercially reasonable efforts to petition the applicable court to remove such Party (or member of its Group or their respective then-Affiliates) as a defendant to the extent such Action relates solely to Assets or Liabilities that the other Party (or Group) has been allocated pursuant to this Agreement). In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, each Party shall, and shall cause the other members of its Group to, endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable and advisable under the circumstances. If such substitution or addition cannot be achieved for any reason or is not requested, management of the Action shall be determined as set forth in this Article VII.

Section 7.7 Indemnification Payments. Indemnification required by this Article VII shall be made by periodic payments of the amount of Indemnifiable Loss in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability is incurred. The applicable Indemnitee shall deliver to the Indemnifying Party, upon request, reasonably satisfactory documentation setting forth the basis for the amount of such payments, including documentation with respect to calculations made and consideration of any Insurance Proceeds or Third Party Proceeds that actually reduce the amount of such Indemnifiable Losses; provided, that the delivery of such documentation shall not be a condition to the payments described in the first sentence of this Section 7.7, but the failure to deliver such documentation may be the basis for the Indemnifying Party to contest whether the applicable Indemnifiable Loss or Liability was incurred by the applicable Indemnitee.

Section 7.8 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Indemnifiable Loss subject to indemnification pursuant to this Article VII including, for the avoidance of doubt, in respect of any Specified Shared Liability, shall be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss and (ii) net of any proceeds received by the Indemnitee from any third party for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay to any Indemnitee pursuant to this Article VII shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties hereby agree that an insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto and, solely by virtue of the indemnification provisions hereof, shall not have any subrogation rights with respect thereto, and that no insurer or any other third party shall be entitled to a “windfall” (e.g., a benefit it would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that it would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement. The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks indemnification pursuant to this Article VII; provided, that the Indemnitee’s inability, following such efforts, to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) No Indemnitee shall be entitled to any payment or indemnification more than once with respect to the same Indemnifiable Loss.

(d) In addition to the provisions of Section 7.8(a), any Indemnifiable Loss subject to indemnification pursuant to this Article VII (including, for the avoidance of doubt, in respect of any Specified Shared Liability) shall (i) be reduced by any Tax Benefit (as defined in the Tax Matters Agreement) actually realized by the Indemnitee as a result of the event giving rise to the payment, and (ii) be increased if and to the extent necessary to ensure that, after all required Taxes on the payment are paid (including Taxes attributable to any increases in the payment under this Section 7.8(d)), the Indemnitee receives the amount it would have received if the payment was not taxable or did not result in an increase in Taxes; provided, that the Party entitled to any such indemnity payment shall take all reasonable efforts to avoid or reduce any Taxes on such payment.

Section 7.9 Additional Matters; Survival of Indemnities.

(a) The indemnity agreements contained in this Article VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder, and (iii) any termination of this Agreement. The indemnity agreements contained in this Article VII shall survive the Distribution.

(b) The rights and obligations of any member of the IP RemainCo Group or any member of the Product SpinCo Group, in each case, under this Article VII shall survive the sale or other Transfer by either Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such Assets, businesses or Liabilities.

Section 7.10 Certain Other Limits on Indemnification.

(a) De Minimis Amount.

(i) IP RemainCo shall not be required to indemnify, defend and hold harmless the Product SpinCo Indemnitees from and against any Indemnifiable Losses pursuant to Section 7.2 unless the aggregate amount of all such Indemnifiable Losses arising from a single claim or a series of related claims arising out of substantially similar facts, circumstances or occurrences exceeds $25,000 (the “De Minimis Amount”); provided, that in the event that the aggregate amount of Indemnifiable Losses which were not in excess of the De Minimis Amount exceeds $10,000,000 (the “Section 7.10(a) Basket”), the De Minimis Amount shall no longer apply, after which IP RemainCo shall be obligated for all Indemnifiable Losses under Section 7.2 from the first dollar regardless of the Section 7.10(a) Basket.

(ii) Product SpinCo shall not be required to indemnify, defend and hold harmless the IP RemainCo Indemnitees from and against any Indemnifiable Losses pursuant to Section 7.3 unless the aggregate amount of all such Indemnifiable Losses arising from a single claim or a series of related claims arising out of substantially similar facts, circumstances or occurrences exceeds the De Minimis Amount; provided, that in the event that the aggregate amount of Indemnifiable Losses which were not in excess of the De Minimis Amount exceeds the Section 7.10(a) Basket, the De Minimis Amount shall no longer apply, after which Product SpinCo shall be obligated for all Indemnifiable Losses under Section 7.3 from the first dollar regardless of the Section 7.10(a) Basket.

ARTICLE VIII

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 8.1 Preservation of Corporate Records. Except to the extent otherwise contemplated by any Ancillary Agreement, a Party providing (or causing to be provided) Records or access to Information to the other Party under this Article VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party (or its Group or any of its or their respective then-Affiliates) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as are reasonably incurred in providing such Records or access to Information.

Section 8.2 Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VII (in which event the provisions of such Article VII will govern) or for matters related to the provision of Tax Records (in which event the Tax Matters Agreement will govern) or for matters related to the provision of Employee Records (in which event the Employee Matters Agreement will govern) or for matters related to the separation of Information (which shall be governed by Section 5.3) and without limiting the applicable provisions of Article VI, and subject to appropriate restrictions for Privileged Information (as defined below) or Confidential Information:

(a) After the Relevant Time and until the date on which IP RemainCo was required to retain, or cause to be retained, the Information requested pursuant to this Section 8.2(a) in accordance with IP RemainCo’s obligations under the Ancillary Agreements, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Product SpinCo for specific and identified Information (i) which (x) constitutes an Asset of the Product SpinCo Group and the Transfer of such Asset has not been consummated as of the applicable Relevant Time, or (y) relates to the Product SpinCo Group or the conduct of the Product Business up to the Distribution Date, solely to the extent reasonably necessary for the Parties to complete the separation of Assets (including Records) as contemplated hereby (or for such other reasonable purposes as may be agreed by the Parties), IP RemainCo shall, and shall cause the other members of the IP RemainCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, Product SpinCo and its designated representatives reasonable access during normal business hours to the written or electronic documentary Information or appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of any member of the IP RemainCo Group, but only to the extent such items (or copies thereof) so relate and are not already in the possession or control of the requesting Party (or any member of its Group); provided that, except in the case of clause (x) of this Section 8.2(a)(i), to the extent any originals are delivered to Product SpinCo pursuant to this Agreement or the Ancillary Agreements, Product SpinCo shall, and shall cause the other members of its Group (and each of its and their respective then-Affiliates) to, at its own expense, return them to IP RemainCo within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that IP RemainCo, in its sole discretion, determines that any such access or the provision of any such Information would reasonably be expected to be significantly commercially detrimental to IP RemainCo or any member of the IP RemainCo Group or would violate any Law or Contract with a third party or would reasonably result in the waiver of any Privilege (unless the Privilege with respect to any such Privileged Information is solely related (other than in any de minimis respect) to Sole Benefit Services of the requesting Party), IP RemainCo shall not be obligated to, and shall not be obligated to cause the other members of the IP RemainCo Group (and each of its and their respective then-Affiliates) to, provide such Information requested by Product SpinCo; provided, however, in the event access or the provision of any such Information would reasonably be expected to be significantly commercially detrimental or violate a Contract with a third party, IP RemainCo shall, and shall cause the other members of the IP RemainCo Group (and any of its or their then-Affiliates) to, use commercially reasonable efforts to seek to mitigate any such harm or consequence of, or to obtain the Consent of such third party to, the disclosure of such Information or (ii) that (x) is required by any member of the Product SpinCo Group with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on such Person (including under applicable securities Laws) by a Governmental Entity having jurisdiction over such Person, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, IP RemainCo shall, and shall cause the other members of the IP RemainCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, Product SpinCo and its designated representatives reasonable access during normal business hours to the Information or appropriate copies of such written or electronic documentary Information (or the originals thereof if the applicable member of the Product SpinCo Group has a reasonable need for such originals) in the possession or control of IP RemainCo or any other member of the IP RemainCo Group (or any of its or their respective then-Affiliates), but only to the extent such items so relate and are not already in the possession or control of Product SpinCo (or another member of its Group, or any of its then-Affiliates); provided that, to the extent any originals are delivered to Product SpinCo pursuant to this Agreement or the Ancillary Agreements, Product SpinCo shall, at its own expense, return them to IP RemainCo within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that IP RemainCo, in its sole discretion, determines that any such access or the provision of any such Information (including Information requested under Section 5.1) would violate any Law or Contract with a third party or would reasonably be expected to result in the waiver of any attorney-client privilege, the work product doctrine or other applicable Privilege (unless the application of such privilege, doctrine or Privilege with respect to such matter is solely related (other than in any de minimis respect) to the Assets, Business and/or Liabilities of the requesting Party), IP RemainCo shall not be obligated to provide such Information requested by Product SpinCo; provided, further, that in the event access or the provision of any such Information would violate a Contract with a third party, IP RemainCo shall, and shall cause the other members of the IP RemainCo Group (and any of its or their respective then-Affiliates) to, use commercially reasonable efforts to seek to obtain the Consent of such third party to the disclosure of such Information.

(b) After the Distribution Date and until the date on which Product SpinCo was required to retain, or cause to be retained, the Information requested pursuant to this Section 8.2(b) in accordance with Product SpinCo’s obligations under the Ancillary Agreements, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, IP RemainCo for specific and identified Information (i) which (x) constitutes an Asset of the IP RemainCo Group and the Transfer of such Asset has not been consummated as of the Relevant Time or (y) relates to the IP RemainCo Group or the conduct of the IP Business up to the Distribution Date solely to the extent reasonably necessary for the Parties to complete the separation of Assets (including Records) as contemplated hereby (or for such other reasonable purposes as may be agreed by the Parties), Product SpinCo shall, and shall cause the other members of the Product SpinCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, IP RemainCo and its designated representatives reasonable access during normal business hours to the written or electronic documentary Information or appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of any member of the Product SpinCo Group, but only to the extent such items (or copies thereof) so relate and are not already in the possession or control of the requesting Party (or any member of its Group); provided that, except in the case of clause (x) of this Section 8.2(b)(i), to the extent any originals are delivered to IP RemainCo pursuant to this Agreement or the Ancillary Agreements, IP RemainCo shall, and shall cause the other members of its Group (and each of its and their respective then-Affiliates) to, at its own expense, return them to Product SpinCo within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that Product SpinCo, in its sole discretion, determines that any such access or the provision of any such Information would reasonably be expected to be significantly commercially detrimental to Product SpinCo or any member of the Product SpinCo Group or would violate any Law or Contract with a third party or would reasonably result in the waiver of any Privilege (unless the Privilege with respect to any such Privileged Information is solely related (other than in any de minimis respect) to Sole Benefit Services of the requesting Party), Product SpinCo shall not be obligated to, and shall not be obligated to cause the other members of the Product SpinCo Group (and each of its and their respective then-Affiliates) to, provide such Information requested by IP RemainCo; provided, however, in the event access or the provision of any such Information would reasonably be expected to be significantly commercially detrimental or violate a Contract with a third party, Product SpinCo shall, and shall cause the other members of the Product SpinCo Group (and any of its or their then-Affiliates) to, use commercially reasonable efforts to seek to mitigate any such harm or consequence of, or to obtain the Consent of such third party to, the disclosure of such Information or (ii) that (x) is required by any member of the IP RemainCo Group with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on such Person (including under applicable securities Laws) by a Governmental Entity having jurisdiction over such Person, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Product SpinCo shall, and shall cause the other members of the Product SpinCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, IP RemainCo and its designated representatives reasonable access during normal business hours to the Information or appropriate copies of such written or electronic documentary Information (or the originals thereof if the applicable member of the IP RemainCo Group has a reasonable need for such originals) in the possession or control of Product SpinCo or any other member of the Product SpinCo Group (or any of its or their respective then-Affiliates), but only to the extent such items so relate and are not already in the possession or control of IP RemainCo (or another member of its Group, or any of their respective then-Affiliates); provided that, to the extent any originals are delivered to IP RemainCo pursuant to this Agreement or the Ancillary Agreements, IP RemainCo shall, at its own expense, return them to Product SpinCo within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that Product SpinCo, in its sole discretion, determines that any such access or the provision of any such Information (including Information requested under Section 5.1) would violate any Law or Contract with a third party or would reasonably be expected to result in the waiver of any attorney-client privilege, the work product doctrine or other applicable Privilege (unless the application of such privilege, doctrine or Privilege with respect to such matter is solely related (other than in any de minimis respect) to the Assets, Business and/or Liabilities of the requesting Party), Product SpinCo shall not be obligated to provide such Information requested by IP RemainCo; provided, further, that in the event access or the provision of any such Information would violate a Contract with a third party, Product SpinCo shall, and shall cause the other members of the Product SpinCo Group (and any of its or their respective then-Affiliates) to, use commercially reasonable efforts to seek to obtain the Consent of such third party to the disclosure of such Information.

(c) Any Information provided by or on behalf of or made available by or on behalf of either Party (or any other member of any Group) pursuant to this Article VIII shall be on an “as is,” “where is” basis and no Party (or any member of any Group) is making any representation or warranty with respect to such Information or the completeness thereof.

(d) Each of IP RemainCo and Product SpinCo shall, and shall cause each other member of its Group to, inform its and their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the Confidential Information or other Information of any member of any other Group provided pursuant to Section 5.1 or this Article VIII of their obligation to hold such Information confidential in accordance with the provisions of this Agreement.

Section 8.3 Disposition of Information.

(a) Each Party, on behalf of itself and each other member of its Group, acknowledges that Information in its or in a member of its Group’s possession, custody or control as of the Relevant Time may include Information owned by the other Party or a member of the other Party’s Group and not related to (i) it or its Business or (ii) any Ancillary Agreement to which it or any member of its Group is a Party.

(b) Notwithstanding such possession, custody or control, such Information shall remain the property of such other Party or member of such other Party’s Group. Each Party agrees, on behalf of itself and each other member of its Group, subject to legal holds and other legal requirements and obligations, (i) that any such Information is to be treated as Confidential Information of the Party or Parties to which it relates and (ii) subject to Section 8.1, to use commercially reasonable efforts to within a reasonable time (1) purge such Information from its databases, files and other systems and not retain any copy of such Information (including, if applicable, by transferring such Information to the Party to which such Information belongs) or (2) if such purging is not practicable, to encrypt or otherwise make unreadable or inaccessible such Information; provided, that each Party shall, and shall cause each other member of its Group to, provide reasonable advance notice to each other Party prior to taking any action described in this Section 8.3(b) with respect to any Information related to the matters set forth on Schedule 8.3.

Section 8.4 Witness Services. At all times from and after the Relevant Time, each of IP RemainCo and Product SpinCo shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and any member of its Group’s officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses (in the presence of counsel for such officer, director, employee or agent, if any, and, if requested by the providing Group, counsel or other representatives designated by the providing Group) to the extent that (i) such Persons may reasonably be required to testify, or the testimony of such Persons would reasonably be expected to be beneficial to the requesting Party (or any member of its Group), in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved and (ii) there is no conflict in the Action between the requesting Party (or any member of its Group) and the requested Party (or any member of its Group). A Party providing, or causing to be provided, a witness to the other Party (or member of such other Party’s Group) under this Section 8.4 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for all reasonable out-of-pocket costs and expenses incurred by such Party or a member of its Group in connection therewith (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be properly paid under applicable Law.

Section 8.5 Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing, or causing to be provided, Information or access to Information to the other Party (or a member of such Party’s Group) under this Article VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any other member of its Group or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 8.6 Confidentiality; Non-Use.

(a) Notwithstanding any termination of this Agreement, each Party shall, and shall cause each of the other members of its Group to, hold, and cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release, or except as otherwise permitted by this Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of each Party to whom (or to whose Group) the Confidential Information relates (which may be withheld in each such Party’s sole and absolute discretion), any and all Confidential Information concerning or belonging to the other Party or any member of its Group; provided, that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its (or any member of its Group’s) respective auditors, attorneys and other appropriate consultants and advisors who have a need to know such Confidential Information for auditing and other non-commercial purposes and are informed of the confidentiality and non-use obligations to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations the applicable Party will be responsible, (ii) if a Party or any member of its Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) to the extent required in connection with any Action by a Party (or a member of its Group) against the other Party (or member of such other Party’s Group) or in respect of claims by a Party (or member of its Group) against the other Party (or member of such other Party’s Group) brought in an Action, (iv) to the extent necessary in order to permit a Party (or member of its Group) to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vi) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party that relates to clause (ii), (iii), or (v) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom (or to whose Group) the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such Party (and/or any applicable member of its Group) a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties shall, and shall cause the other members of their respective Group to, cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party who is (or whose Group’s member is) required to make such disclosure shall or shall cause the applicable member of its Group to furnish (at the expense of the Party seeking to limit such request, demand or disclosure requirement), or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded to such Confidential Information (at the expense of the Party seeking (or whose Group’s member is seeking) to limit such request, demand or disclosure requirement).

(b) Notwithstanding anything to the contrary set forth herein, (i) a Party shall be deemed to have satisfied its obligations hereunder with respect to Confidential Information if it exercises, and causes the other members of its Group to exercise, at least the same degree of care (but no less than a commercially reasonable degree of care) as such Party takes to preserve confidentiality for its own similar Information and (ii) confidentiality obligations provided for in any agreement between each Party or another member of its Group and its or their respective past and/or present employees as of the Relevant Time shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information (other than Intellectual Property) of either Party (or another member of its Group) rightfully in the possession of and used by the other Party (or another member of its Group) in the operation of its Business as of the Relevant Time may continue to be used by such Party (and/or the applicable members of its Group) in possession of such Confidential Information in and only in the operation of the Product Business or the IP Business, as the case may be; provided, that, such Confidential Information may only be used by such Party and/or the applicable members of its Group and its and their respective officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement and may only be shared with additional officers, employees, agents, consultants and advisors of such Party (or Group member) on a need-to-know basis exclusively with regard to such specified use; provided, further, that such use is not competitive in nature, and such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 8.6(a), except that such Confidential Information may be disclosed to third parties other than those listed in Section 8.6(a); provided that such disclosure to such other third parties and any associated use of such Information must be pursuant to a written agreement containing confidentiality obligations at least as protective of the Parties’ rights to such Confidential Information as those contained in this Agreement. Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the applicable Party, except pursuant to Section 11.9.

(c) Each of IP RemainCo and Product SpinCo acknowledges, on behalf of itself and each other member of its Group, that it and the other members of its Group may have in their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were Subsidiaries of IP RemainCo. Each of IP RemainCo and Product SpinCo shall, and shall cause the other members of its Group to, hold and cause its and their respective representatives, officers, employees, agents, consultants and advisors (or potential buyers) to hold in strict confidence the confidential and proprietary Information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Distribution between one or more members of the IP RemainCo Group and/or Product SpinCo Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such third parties.

(d) For the avoidance of doubt and notwithstanding any other provision of this Section 8.6, the disclosure and sharing of Privileged Information shall be governed solely by Section 8.7.

Section 8.7 Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Relevant Time have been and will be rendered either for (i) the collective benefit of each of the members of the IP RemainCo Group and the Product SpinCo Group (“Collective Benefit Services”), or (ii) the sole benefit of (x) IP RemainCo (or a member of IP RemainCo’s Group) in the case of legal and other professional services provided solely in respect of an IP Asset, an IP Liability or the IP Business, or (y) Product SpinCo (or a member of Product SpinCo’s Group) in the case of legal and other professional services provided solely in respect of a Product Asset or a Product Liability (“Sole Benefit Services”). For the purposes of asserting all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”), (x) each of the members of the IP RemainCo Group and the Product SpinCo Group shall be deemed to be the client with respect to Collective Benefit Services and (y) IP RemainCo or Product SpinCo (or the applicable member of such Party’s Group), as the case may be, shall be deemed to be the client with respect to Sole Benefit Services. With respect to all Information subject to Privilege (“Privileged Information”), (A) the Parties shall have a shared Privilege for Privileged Information to the extent relating to Collective Benefit Services and (B) IP RemainCo or Product SpinCo (or the applicable member of such Party’s Group), as the case may be, shall have Privilege for Privileged Information to the extent relating to Sole Benefit Services and shall control the assertion or waiver of such Privilege. For the avoidance of doubt, Privileged Information includes, but is not limited to, services rendered by legal counsel retained or employed by either Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Separation Services. Each Party, on behalf of itself and each other member of its Group, acknowledges that legal and other professional services will be provided following the Relevant Time which will be rendered solely for the benefit of IP RemainCo (or a member of its Group) or Product SpinCo (or a member of its Group), as the case may be, while other such post-separation services following the Relevant Time may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve members of both Groups. With respect to such post-separation services and related Privileged Information, each of the Parties, on behalf of itself and each other member of its Group, agrees as follows:

(i) IP RemainCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the IP Business, whether or not the Privileged Information is in the possession of or under the control of any member of the IP RemainCo Group or Product SpinCo Group. IP RemainCo shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting IP Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the IP RemainCo Group, whether or not the Privileged Information is in the possession of or under the control of any member of the IP RemainCo Group or Product SpinCo Group; and

(ii) Product SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Product Business, whether or not the Privileged Information is in the possession of or under the control of any member of the IP RemainCo Group or Product SpinCo Group. Product SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Product Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the Product SpinCo Group, whether or not the Privileged Information is in the possession of or under the control of any member of the IP RemainCo Group or Product SpinCo Group.

(c) Each Party, on behalf of itself and each other member of its Group, agrees as follows in this Section 8.7(c) regarding all Privileges not allocated pursuant to the terms of Section 8.7(b) with respect to which the Parties shall have a shared Privilege. All Privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve a member of both Groups in respect of which members of both Groups retain any responsibility or Liability under this Agreement shall be subject to a shared Privilege among them.

(i) Subject to Sections 8.7(c)(ii) and 8.7(c)(iv), neither Party (or any member of its Group) may waive, nor allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which the other Party (or a member of its Group) has a shared Privilege, without the consent of such other Party, which shall not be unreasonably withheld, conditioned or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection (the “Privilege Waiver Objection Notice”) is made within twenty (20) days after written notice upon the other Party requesting such consent.

(ii) In the event of any Action or Dispute solely between or among either of the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Party’s Group has a shared Privilege, without obtaining the consent of such other Party (or Parties), as applicable; provided, that such waiver of a shared Privilege shall be effective only as to the use of Information with respect to the Action or Dispute between or among the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(iii) In the event of any Action or Dispute involving a third party, if a Dispute arises between or among the Parties (or members of their respective Groups) regarding whether a Privilege should be waived to protect or advance the interest of either Party or its Group, each Party agrees that it shall, and shall cause each other member of its Group to, negotiate in good faith, endeavor to minimize any prejudice to the rights of the other Party (or members of its Group), and shall not, and shall cause each other member of its Group not to, unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it shall not, and shall cause each other member of its Group to not, withhold consent to waiver for any purpose except to protect its (or its Group’s) own legitimate interests.

(iv) If, within fifteen (15) days of receipt by the requesting Party of a written objection pursuant to Section 8.7(c)(i) (the “Privilege Waiver Negotiation Period”), the Parties have not succeeded in negotiating a resolution to any Dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party fifteen (15) days’ written notice prior to effecting such waiver. Each Party specifically agrees that failure within fifteen (15) days of receipt of such notice to commence proceedings in accordance with Section 9.1(c) to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure, and each Party agrees that any such Privilege shall not be waived by such Party (or any member of its Group) until the final determination of such Dispute in accordance with Section 9.1(c).

(v) Upon receipt by either Party or any other member of its Group of any subpoena, discovery or other request which, upon a good faith reading, would reasonably be construed as calling for the production or disclosure of Information subject to a shared Privilege or as to which the other Party has the sole right hereunder to assert a Privilege, or if a Party (or other member of its Group) obtains knowledge that any of its or member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably, upon a good faith reading, would reasonably be construed as calling for the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party (and the relevant members of its Group) a reasonable opportunity to review the Information and to assert any rights it may have under this Section 8.7 or otherwise to prevent, restrict or otherwise limit the production or disclosure of such Privileged Information.

(d) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of IP RemainCo and Product SpinCo, as set forth in Sections 8.6 and 8.7, to maintain and cause to be maintained the confidentiality of Privileged Information and to assert and maintain, and cause to be asserted and maintained, all applicable Privileges, including, but not limited to, attorney-client or attorney work product privileges. The access to Information being granted pursuant to Sections 5.1, , 7.4 and 8.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 5.1, , 7.4 and 8.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Sections 5.1, and 7.4 hereof, and the transfer of Privileged Information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 8.8 Conflicts Waiver.

(a) Each of the Parties acknowledges, on behalf of itself and each other member of its Group, that IP RemainCo and Historical Xperi have retained the counsel set forth on Schedule 8.8(a) (“Historical Xperi Counsel”) to act as their counsel in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (the “Section 8.8 Matters”) and that Historical Xperi Counsel has not acted as counsel for any other Person in connection with the Section 8.8 Matters and that no other party or Person has the status of a client of Historical Xperi Counsel for conflict of interest or any other purposes as a result thereof. Each of Product SpinCo and IP RemainCo, on behalf of itself and each other member of its Group, agrees to take, and to cause their respective then-Affiliates to take, all steps necessary to implement the intent of this Section 8.8(a). Each of Product SpinCo and IP RemainCo, on behalf of itself and each other member of its Group, further agrees that Historical Xperi Counsel and their respective partners and employees are third party beneficiaries of this Section 8.8(a).

Section 8.9 Ownership of Information. Any Information owned by one Party or any member of its Group that is provided to a requesting Party pursuant to this Article VIII shall be deemed to remain the property of the providing Party (or member of its Group). Unless expressly and specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights to either Party (or member of its Group) of license or otherwise in any such Information, whether by implication, estoppel or otherwise.

Section 8.10 Prior Contracts. Each Party, on behalf of itself and each member of its Group and their respective successors and assigns, acknowledges and agrees that, notwithstanding any Contract governing the use of Intellectual Property or Confidential Information entered into by an employee or contractor of such Party or its Group prior to the Effective Time, to the extent such employee or contractor is working for or on behalf of the other Party or a member of its Group after the Effective Time, such employee or contractor shall not be deemed in breach of such Contract due to such employee or contractor using such Intellectual Property or Confidential Information in his or her capacity as an employee or contractor of such other Party (or member of such other Party’s Group), or disclosing such Intellectual Property or Confidential Information to the other Party (or member of such Party’s Group) to the extent that this Agreement or an Ancillary Agreement grants a license to, or otherwise permits such other Party (or member of such Party’s Group) to use or have disclosed to it, such Intellectual Property or Confidential Information (and, in the case of use by such employee or contractor, solely to the extent such use is permitted by such Party or member of such Party’s Group pursuant to the terms of this Agreement or such Ancillary Agreement).

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1 Negotiation and Arbitration.

(a) In the event of a controversy, dispute or Action between the Parties arising out of, in connection with, or in relation to this Agreement or any of the transactions contemplated hereby, including with respect to the interpretation, performance, nonperformance, validity or breach thereof, and including any Action based on contract, tort, statute or constitution, including but not limited to, the arbitrability of such controversy, dispute or Action and any controversy, dispute or Action related to Section 8.7 concerning privilege issues (a “Dispute”), the following provisions shall apply, unless expressly specified herein.

(b) Negotiation. The following procedures shall apply with respect to Disputes:

(i) Except in cases of Disputes regarding privilege issues (in which case the procedure in Section 8.7(c) shall apply), (a) either Party may deliver written notice of a Dispute (a “General Dispute Notice”) and (b) the general counsels of the relevant Parties and/or such other executive officer designated by the relevant Party in writing shall thereupon negotiate for a reasonable period of time to settle such Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by each relevant Party in writing, exceed ninety (90) days from the date of receipt by the relevant Party of the General Dispute Notice (the “General Negotiation Period”).

(ii) With respect to the subject Dispute, no Party shall be entitled to rely upon the expiry of any limitations period or contractual deadline during the period between the date of receipt of the relevant Dispute Notice and the earlier to occur of (A) the date of any arbitration being commenced under this Section 9.1 with respect to the Dispute and (B) the later to occur of (x) one hundred and eighty (180) days after the date of receipt of the relevant Dispute Notice and (y) the expiration of the applicable Negotiation Period.

(iii) All offers, promises, conduct and statements, whether oral or written, made in the course of the discussions and negotiations related to the relevant Negotiation Period by any of the Parties (or the other members of their respective Group), their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties (or any other member of a Group) and, in any Action, shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state or foreign rule and evidence of such discussions shall not be admissible in any future Action between the Parties, any member of their respective Groups and/or any Indemnitee; provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation or discussion.

(c) Arbitration. If the Dispute has not been resolved for any reason as of the expiration of the applicable Negotiation Period, such Dispute shall be submitted to final and binding arbitration administered in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein.

(i) The arbitration shall be conducted by a three (3) member arbitral tribunal (the “Arbitral Tribunal”). The claimant shall appoint one arbitrator in its notice of arbitration and the respondent shall appoint one arbitrator within fourteen (14) days after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly appointed by the two party-nominated arbitrators within twenty-one (21) days of the appointment of the second arbitrator. If there are more than two Parties to the arbitration (with any Parties that are Affiliates of each other being deemed for this purpose only to be a single Party), such Parties shall have twenty (20) days to agree on a panel of three arbitrators. Any arbitrator not timely appointed by the Parties shall be appointed by the AAA according to its Rules.

(ii) In resolving any Dispute to the extent it involves contractual issues under this Agreement, the arbitrators shall apply the governing law specified herein.

(iii) Arbitration under this Section 9.1 shall be the sole and exclusive remedy for any Dispute, and any award rendered by the arbitrators shall be final and binding on the Parties and judgment thereupon may be entered in any court of competent jurisdiction having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets.

(iv) The Arbitral Tribunal shall be entitled, if appropriate, to award any remedy, including monetary damages, specific performance and all other forms of legal and equitable relief that is in accordance with the terms of this Agreement; provided, however, that the Arbitral Tribunal shall have no authority or power to (A) limit, expand, alter, modify, revoke or suspend any condition or provision of this Agreement, nor any right or power to award punitive, exemplary, treble or similar damages, or (B) review, resolve or adjudicate, or render any award or grant any relief in respect of, any issue, matter, claim or Dispute other than the specific Dispute or Disputes submitted by the Parties to such Arbitral Tribunal for final and binding arbitration, including any Disputes consolidated therewith in accordance with Section 9.1(c)(vii).

(v) Each Party shall bear its own costs and attorneys’ fees in any arbitration conducted under this Article IX, and each party to such arbitration shall bear an equal portion of the fees and expenses of the arbitration including the Arbitral Tribunal’s fees and the fees and expenses of the AAA; provided, however, that the Arbitral Tribunal may award the prevailing party the recovery of its costs and attorneys’ fees and other reasonable and documented out-of-pocket expenses (including the fees and expenses of the arbitration, the Arbitral Tribunal’s fees and the fees and expenses of the AAA) if the Arbitral Tribunal finds that any of the claims or defenses of the non-prevailing party were frivolous or made in bad faith; provided, further, that if any parties to the arbitration are Affiliates of each other, they shall be counted as a single party to the arbitration for purposes of apportioning such fees and expenses.

(vi) The arbitration shall be held, and the award shall be rendered, in New York County, New York, in the English language.

(vii) The Arbitral Tribunal may, if requested by a Party, consolidate an arbitration with respect to a Dispute (including a Dispute with respect to this Agreement) with any other arbitration with respect to any other Dispute with respect to this Agreement or any dispute with regards to any Ancillary Agreement, if the subject matter thereof is substantially similar or otherwise arises out of or relates essentially to the same or substantially similar facts and, with the prior written consent of the Parties engaged in the applicable disputes, any other disputes between such Parties. Such consolidated arbitration shall be determined by the Arbitral Tribunal appointed for the arbitration proceeding that was commenced first in time, unless otherwise agreed in writing by the applicable Parties to the Dispute.

(viii) The Arbitral Tribunal (and, if applicable, Emergency Arbitrator) shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an Emergency Arbitrator appointed in the manner provided for in the Rules. Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 11.18. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief; provided, however, that (x) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator, and the Arbitral Tribunal shall apply a de novo standard of review to the factual and legal findings of the Emergency Arbitrator and conduct any such proceeding with respect to the actions of the Emergency Arbitrator on an expedited basis; and (y) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), either Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction.

(ix) In the event any proceeding is brought in any court of competent jurisdiction to enforce the dispute resolution provisions in this Section 9.1, to obtain relief as described in this Section 9.1, or to enforce any award, relief or decision issued by an Arbitral Tribunal, each Party irrevocably consents to the service of process in any action by the mailing of copies of the process to the Parties as provided in Section 11.6. Service effected as provided in this manner will become effective five (5) days after the mailing of the process.

(x) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.1.

(d) Confidentiality. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration (including the existence of the proceeding and all of its elements and including any pleadings, briefs or other documents submitted or exchanged and any testimony or other oral submissions) or the award, and any negotiations, conferences and discussions pursuant to this Article IX shall be treated as compromise and settlement negotiations; provided, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this Article IX or the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. In the event either Party makes application to any court in connection with this Section 9.1(d) (including any proceedings to enforce a final award or any Interim Relief), that party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.

Section 9.2 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article IX with respect to all matters not subject to such dispute resolution.

ARTICLE X

INSURANCE

Section 10.1 Insurance Matters.

(a) With respect to Liabilities of Historical Xperi that (x) constitute Product Liabilities (other than those incurred by a member of the IP RemainCo Group) or (y) are otherwise incurred by a member of the Product SpinCo Group, in each case to the extent related to or arising from occurrences prior to the date of the Distribution, any rights to insurance coverage applicable to those Liabilities under Commercial Insurance Policies issued to any members of the IP RemainCo Group that were members of Historical Xperi are hereby assigned by IP RemainCo (on behalf of itself and the applicable members of its Group) to the applicable members of the Product SpinCo Group on that same date. IP RemainCo shall (or shall cause the applicable member of its Group to) provide the applicable member of the Product SpinCo Group with, from the date of the Distribution, access to, and the right to make claims under, the applicable Commercial Insurance Policy; provided, that such access to, and the right to make claims under, such Commercial Insurance Policy shall be subject to the terms, conditions and exclusions of such policy, including any limits on coverage or scope, and any deductibles, self-insured retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses, and shall be subject to the following:

(i) If permitted under such Commercial Insurance Policy, the applicable members of the Product SpinCo Group shall be responsible for the submission, administration and management of any claims under such Commercial Insurance Policy; provided, that Product SpinCo shall provide reasonable notice to IP RemainCo, or the relevant member of its Group, as applicable, prior to submitting any such claim;

(ii) If such Commercial Insurance Policy does not permit the applicable members of the Product SpinCo Group to directly submit claims under such Commercial Insurance Policy, Product SpinCo shall, or shall cause the applicable member of the Product SpinCo Group to, report any potential claims under such Commercial Insurance Policy as soon as practicable to IP RemainCo, and IP RemainCo shall, or shall cause the relevant member of its Group to, submit such claims directly to the applicable insurer; provided, that with respect to any such claims, Product SpinCo (or the applicable member of the Product SpinCo Group) shall (x) be responsible for (A) the preparation of any documents or forms that are required for the submission of such claims and (B) the administration and management of such claims after submission, and (y) provide IP RemainCo, or the relevant member of its Group, with such documents, forms or other information necessary for the submission of such claims by IP RemainCo, or the relevant member of its Group, on behalf of Product SpinCo (or the applicable member of the Product SpinCo Group);

(iii) Product SpinCo (or the applicable members of the Product SpinCo Group) shall be responsible for any payments to the applicable Commercial Insurer under such Commercial Insurance Policy relating to its claims submissions, and shall indemnify, hold harmless and reimburse IP RemainCo (and the relevant members of the IP RemainCo Group) for any deductibles, self-insured retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses incurred by IP RemainCo (or any members of the IP RemainCo Group), to the extent resulting from any access to, or any claims made by Product SpinCo (or any members of the Product SpinCo Group) under, any such Commercial Insurance Policy provided pursuant to this Section 10.1(a) (with respect to Product Liabilities), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are submitted directly or indirectly by Product SpinCo, a member of the Product SpinCo Group, its or their employees or third parties;

(iv) Product SpinCo (or the applicable members of the Product SpinCo Group) shall bear (and none of IP RemainCo or the members of its Group shall have any obligation to repay or reimburse any members of the Product SpinCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Product SpinCo or any members of the Product SpinCo Group under such Commercial Insurance Policy (unless otherwise constituting an IP Liability); and

(v) No member of the Product SpinCo Group, in connection with making a claim under any such Commercial Insurance Policy pursuant to this Section 10.1(a), shall take any action that would be reasonably likely to (w) have an adverse impact on the then-current relationship between any member of the IP RemainCo Group, on the one hand, and the applicable insurer, on the other hand; (x) result in the applicable insurer terminating or reducing coverage to, or increasing the amount of any premium owed by, any member of the IP RemainCo Group under such policy; (y) otherwise compromise, jeopardize or interfere with the rights of any member of the IP RemainCo Group under such policy; or (z) otherwise compromise or impair the ability of IP RemainCo to enforce its rights with respect to any indemnification under or arising out of this Agreement, and IP RemainCo shall have the right to cause Product SpinCo to desist, or cause any other member of the Product SpinCo Group to desist, from any action that it reasonably determines would compromise or impair its rights in accordance with this clause (z); provided, that this Section 10.1(a)(v) shall not preclude or otherwise restrict any member of the Product SpinCo Group from reporting claims to insurers in the ordinary course of business.

(b) With respect to any Commercial Insurance Policies the rights of which are shared between and/or among IP RemainCo and Product SpinCo (or any member of their respective Group), respectively, claims shall be paid, any self-insurance pertaining thereto shall be applied, and the applicable limits under such Commercial Insurance Policies shall be reduced, in each case, in accordance with the terms of such Commercial Insurance Policies and without any priority or preference shown or given to any of IP RemainCo or Product SpinCo (or any member of their respective Group), absent any written agreement otherwise; provided, however, none of IP RemainCo or Product SpinCo (or any member of their respective Group) shall accelerate or delay either the notification and submission of claims, on the one hand, or the demand for coverage for and receipt of insurance payments, on the other hand, in a manner that would differ from that which each would follow in the ordinary course when acting without regard to sufficiency of limits or the terms of self-insurance.

Section 10.2 Liability Policies.

(a) After the Distribution, the members of the IP RemainCo Group shall not, without the Consent of any affected Person within the Product SpinCo Group (or the Consent of Product SpinCo on behalf of such Person), take any action or omit to take any action that would be reasonably likely to eliminate or substantially reduce the coverage of that Person who is or was covered under the directors and officers liability insurance policies, fiduciary liability insurance policies, primary and excess general liability policies, products liability, pollution liability, workers compensation, auto liability and cyber data breach or any other liability policy, as maintained by the members of the IP RemainCo Group prior to the Distribution (collectively, “IP RemainCo Liability Policies”) in respect of occurrences or alleged injury or damage taking place prior to the Distribution (for the avoidance of doubt, (i) the expiration of any IP RemainCo Liability Policies in accordance with their respective terms (including sending a notice of non-renewal) is expressly permitted; and (ii) the submission of a claim by any member of the IP RemainCo Group shall not constitute an action that is reasonably likely to eliminate or substantially reduce the coverage of any Person within the Product SpinCo Group who is or was covered under the IP RemainCo Liability Policies). Subject to Section 10.1(a), the members of the IP RemainCo Group shall reasonably cooperate with any Person who is or was covered by any IP RemainCo Liability Policy at or prior to the Distribution in such Person’s pursuit of any coverage claims under such IP RemainCo Liability Policies that would inure to the benefit of such Person. The members of the IP RemainCo Group shall allow the members of the Product SpinCo Group, and their respective agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant IP RemainCo Liability Policies and shall provide such cooperation as is reasonably requested by the members of the Product SpinCo Group, including their respective directors and their respective officers.

(b) After the Distribution, the members of the Product SpinCo Group shall not, without the consent of any affected Person within the IP RemainCo Group (or the Consent of IP RemainCo on behalf of such Person), take any action or omit to take any action that would be reasonably likely to eliminate or substantially reduce the coverage of that Person who is or was covered under the directors and officers liability insurance policies, fiduciary liability insurance policies, primary and excess general liability policies, products liability, pollution liability, workers compensation, auto liability policies and cyber data breach or any other liability policy, as maintained by the members of the Product SpinCo Group prior to the Distribution (collectively, “Product SpinCo Liability Policies”) in respect of occurrences or alleged injury or damage taking place prior to the Distribution (for the avoidance of doubt, (i) the expiration of any Product SpinCo Liability Policies in accordance with their respective terms (including sending a notice of non-renewal) is expressly permitted; and (ii) the submission of a claim by any member of the Product SpinCo Group shall not constitute an action that is reasonably likely to eliminate or substantially reduce the coverage of any Person within the IP RemainCo Group who is or was covered under the Product SpinCo Liability Policies). Subject to Section 10.1(a), the members of the Product SpinCo Group shall reasonably cooperate with any Person who is or was covered by any Product SpinCo Liability Policy at or prior to the Distribution, in their pursuit of any coverage claims under such Product SpinCo Liability Policies that would inure to the benefit of such Person. The members of the Product SpinCo Group shall allow the members of the IP RemainCo Group, and their respective agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant Product SpinCo Liability Policies and shall provide such cooperation as is reasonably requested by the members of the IP RemainCo Group, including their respective directors and their respective officers.

Section 10.3 Cooperation.

(a) With respect to the IP RemainCo Liability Policies, for claims (i) arising from wrongful acts or occurrences prior to the applicable Relevant Time, and (ii) for which IP RemainCo, in accordance with Section 10.1(a), is providing to Product SpinCo (or any member of the Product SpinCo Group) access to, and the right to make claims under, the applicable IP RemainCo Liability Policy, IP RemainCo shall, and shall cause the other members of its Group to, subject to the terms of Section 10.1(a), reasonably cooperate with Product SpinCo with respect to the submission of such claims by Product SpinCo (or the applicable member of the Product SpinCo Group) to insurers issuing such policies.

(b) With respect to the Product SpinCo Liability Policies, for claims (i) arising from wrongful acts or occurrences prior to the applicable Relevant Time, and (ii) for which Product SpinCo, in accordance with Section 10.1(a), is providing to IP RemainCo (or any member of the IP RemainCo Group) access to, and the right to make claims under, the applicable Product SpinCo Liability Policy, Product SpinCo shall, and shall cause the other members of its Group to, subject to the terms of Section 10.1(a) as applicable, reasonably cooperate with IP RemainCo with respect to the submission of such claims by IP RemainCo (or the applicable member of the IP RemainCo Group) to insurers issuing such policies.

(c) The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement. If any Liabilities involve claims against two (2) or more parties accruing both before and after the respective Distribution Dates, those Parties may jointly make claims for coverage under applicable Shared Policies, and said Parties will cooperate with each other in pursuit of such coverage, with the Insurance Proceeds relating thereto first used to reimburse the Parties for their respective costs, legal and consulting fees, and other out-of-pocket expenses incurred in pursuing such insurance recovery, and the remaining amounts to be allocated among the Parties in an equitable manner.

Section 10.4 No Assignment of Entire Insurance Policies. This Agreement shall not be considered as an attempted assignment of any policy of insurance in its entirety (as opposed to an assignment of rights under a policy), nor is it considered to be itself a contract of insurance, and further this Agreement shall not be construed to waive any right or remedy of either Party under or with respect to any Shared Policy and related programs, or any other contract or policy of insurance, and the Parties reserve all their rights thereunder.

Section 10.5 Agreement for Waiver of Conflict and Shared Defense. In the event of any action by members of two (2) or more Groups to recover or obtain Insurance Proceeds under a Shared Policy, or to defend any action by an insurer attempting to restrict or deny any coverage benefits under a Shared Policy, the Parties (or the applicable member of such Party’s Group) may join in any such Action and be represented by joint counsel and each Party shall, and shall cause the other members of its Group to, waive any conflict of interest to the extent necessary to conduct any such action.

Section 10.6 Certain Matters Relating to Organizational Documents. (a) For a period of six (6) years from the Distribution Date, the Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws of IP RemainCo, in each case, as amended and restated or otherwise modified from time to time, shall contain provisions no less favorable with respect to indemnification than are set forth in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of IP RemainCo immediately before the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Relevant Time, were indemnified under such Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, unless such amendment, repeal, or modification shall be required by Law and then only to the minimum extent required by Law or approved by IP RemainCo’s stockholders and (b) for a period of six (6) years from the Distribution Date, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Product SpinCo, in each case, as amended and restated or otherwise modified from time to time, shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and Bylaws of Product SpinCo immediately before the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Distribution Date, were indemnified under such Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, unless such amendment, repeal, or modification shall be required by Law and then only to the minimum extent required by Law or approved by Product SpinCo’s stockholders.

Section 10.7 Directors and Officers Liability Insurance.

(a) Effective on the Distribution Date, Product SpinCo shall purchase and obtain, in such amounts and on such terms as it deems appropriate, directors and officers liability insurance policies to cover the Product SpinCo Group and the insured persons thereof, for claims first made after the Distribution Date, which claims are based on wrongful acts committed or allegedly committed after the Distribution Date. Such insurance policies, and the limits thereof, shall be separate from (i) IP RemainCo’s directors and officers liability insurance policies in force, and the limits thereof, as of the Distribution Date, as well as (ii) directors and officers liability insurance policies purchased by IP RemainCo as further described in Section 10.7(b), and the limits thereof.

(b) Effective on the Distribution Date, IP RemainCo shall purchase and obtain, in such amounts and on such terms as it deems appropriate, directors and officers liability insurance policies to cover the IP RemainCo Group and the insured persons thereof, for claims first made after the Distribution Date, which claims are based on wrongful acts committed or allegedly committed after the Distribution Date. Such insurance policies, and the limits thereof, shall be separate from (i) IP RemainCo’s directors and officers liability insurance policies, and the limits thereof, in force as of the Distribution Date as well as (ii) directors and officers liability insurance policies purchased by Product SpinCo as further described in Section 10.7(a), and the limits thereof.

(c) Effective on the Distribution Date, each of IP RemainCo’s directors and officers liability insurance policies then in force shall become run-off policies with a six (6) year tail and shall cease providing coverage for claims made to the extent based on wrongful acts committed or allegedly committed after the Distribution Date, except as provided below in Section 10.7(d).

(d) Effective on the Distribution Date, IP RemainCo shall purchase and obtain, with respect to each of IP RemainCo’s directors and officers liability insurance policies then in force, a six (6) year tail extending coverage provided by such policies and the limits thereof in favor of the Product SpinCo Group, the IP RemainCo Group and the insured persons thereof as follows; provided, that the financial responsibility for the purchase of this six (6) year tail-extending coverage shall be borne 50% by the Product SpinCo Group and 50% by the IP RemainCo Group.

(i) With respect to the Product SpinCo Group and IP RemainCo Group and the insured persons thereof, the six (6) year tail coverage afforded by such policies shall apply to claims that are both (x) first made on or after the Distribution Date to a date six (6) years thereafter; and are (y) based either (A) on wrongful acts committed or allegedly committed on or before the Distribution Date, or (B) on related wrongful acts, of which one or more of such related wrongful acts was committed or allegedly committed, on or before the Distribution Date, including such claims based on the separation transactions provided for in this Agreement; and

(ii) Such IP RemainCo directors and officers liability insurance policies, including the six (6) year tail, and the limits thereof, shall be separate from the directors and officers liability insurance policies purchased by Product SpinCo and IP RemainCo, as further described in Sections 10.7(a) and 10.7(b), and the limits thereof. Such IP RemainCo directors and officers liability insurance policies, including the six (6) year tail, and the limits thereof, shall apply to the interests of each of Product SpinCo and IP RemainCo, and their respective insured persons in accordance with the terms and conditions of such policies, and nothing in this Section shall be deemed to prioritize the interests of one insured over another insured under such policies.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, the Ancillary Agreements and, solely to the extent and for the limited purpose of effecting the Internal Reorganization, the Conveyancing and Assumption Instruments shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Exhibit or Schedule hereto, the Exhibit or Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control (except with respect to any provisions relating to the Transfer of Assets to, or the Assumption of Liabilities by, a Party or a member of its Group, the Internal Reorganization, the Distribution, the covenants and obligations set forth in Article V, Article VI, Article VII, Article VIII, Article IX and Article X or the application of Article XI to the terms of this Agreement (or, in each case, any indemnification rights pursuant to this Agreement in respect thereof and/or any other remedies pursuant to this Agreement in respect of any breach of any covenant or obligation under this Agreement), in which case this Agreement shall control), (b) this Agreement and any Conveyancing and Assumption Instrument, this Agreement shall control and (c) this Agreement and any agreement which is not an Ancillary Agreement (other than a Conveyancing and Assumption Instrument), this Agreement shall control unless it is specifically stated in such agreement that such agreement controls. Except as expressly set forth in this Agreement or any Ancillary Agreement, (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

Section 11.2 Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 11.3 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 11.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 11.5 Expenses. Except as otherwise provided (i) in this Agreement or (ii) in any Ancillary Agreement, the Parties agree that IP RemainCo shall be responsible for all out-of-pocket fees and expenses incurred (collectively “Transaction Expenses”), or to be incurred by IP RemainCo and directly related to the consummation of the financing transactions contemplated hereby (including third party professional fees (e.g., outside legal, banking and accounting fees)) and fees and expenses incurred in connection with the preparation, execution, delivery and implementation of the Financing Disclosure Documents. Except as otherwise provided (i) in this Agreement or (ii) in any Ancillary Agreement, (x) Product SpinCo shall be liable for costs and expenses incurred, or to be incurred by members of the Product SpinCo Group which were a part of Historical Xperi and directly related to the consummation of the transactions contemplated hereby, including Transaction Expenses and (y) IP RemainCo shall be liable for costs and expenses incurred, or to be incurred by members of the IP RemainCo Group which were a part of Historical Xperi and directly related to the consummation of the transactions contemplated hereby, including Transaction Expenses (collectively, “Separation Expenses”); provided; however, in the event of any inconsistency between clauses (x) and (y) of this Section 11.5, on one hand, and clauses (iv) and (xiv)(b) of the definition of Product Liabilities and clauses (iv) and (xiii)(b) of the definition of IP Liabilities, on the other hand, clauses (iv) and (xiv)(b) of the definition of Product Liabilities and clauses (iv) and (xiii)(b) of the definition of IP Liabilities shall control.

Section 11.6 Notices. All notices and other communications to be given to either Party under this Agreement shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or electronically mailed (with a response confirming receipt), and shall be directed to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.6):

Prior to the Distribution:

To IP RemainCo or Product SpinCo:

Xperi Holding Corporation

3025 Orchard Parkway

San Jose, CA 95134

Attention: Paul Davis

Email:       paul.davis@xperi.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, CA 94301

Attention: Mike Ringler

Email:       mike.ringler@skadden.com

Following the Distribution Date:

To IP RemainCo:

Adeia Inc.

3025 Orchard Parkway

San Jose, California 95134

Attention: [•]

Email:       [•]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, CA 94301

Attention: Mike Ringler

Email:       mike.ringler@skadden.com

To Product SpinCo:

Xperi Inc.

2160 Gold Street

San Jose, CA 95002

Attention: [•]

Email:       [•]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, CA 94301

Attention: Mike Ringler

Email:       mike.ringler@skadden.com

Section 11.7 Waivers. Any provision of this Agreement may be waived if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of either Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by either Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 11.8 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 11.9 Assignment. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation shall be assignable, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; except, that a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto; provided, however, that in the case of each of the preceding clauses, no assignment permitted by this Section 11.9 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Parties.

Section 11.10 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 11.11 Payment Terms.

(a) Except as set forth in Article VII or as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s respective Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Article VII or as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to LIBOR (in effect on the date on which such payment was due) plus 3% calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment; provided, however, in the event that LIBOR is no longer commonly accepted by market participants, then an alternative floating rate index that is commonly accepted by market participants, which Product SpinCo and IP RemainCo shall be jointly determined, each acting in good faith.

(c) In the event of a dispute or disagreement with respect to all or a portion of any amounts requested by either Party (and/or a member of such Party’s Group) as being payable, the payor Party shall in no event be entitled to withhold payments for any such amounts (and any such disputed amounts shall be paid in accordance with Section 11.11(a), subject to the right of the payor Party to dispute such amount following such payment); provided, that in the event that following the resolution of such dispute it is determined that the payee Party (and/or a member of the payee Party’s Group) was not entitled to all or a portion of the payment made by the payor Party, the payee Party shall repay (or cause to be repaid) such amounts to which it was not entitled, including interest, to the payor Party (or its designee), which amounts shall bear interest at a rate per annum equal to LIBOR plus 3%, calculated for the actual number of days elapsed, accrued from the date on which such payment was made by the payor Party to the payee Party.

(d) Without the Consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by IP RemainCo or Product SpinCo under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the Bloomberg fixing rate at 5:00 p.m. New York City Time on the day before the date the payment is required to be made or, as applicable, on which an invoice is submitted (provided, however, that with regard to any payments in respect of Indemnifiable Losses for payments made to third parties, the date shall be the day before the relevant payment was made to the third party) or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date on which notice of the claim is given to the Indemnifying Party.

Section 11.12 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of either Party to successfully pursue indemnification or payment pursuant to Articles VI and VII).

Section 11.13 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Distribution Date.

Section 11.14 Third Party Beneficiaries. Except (i) as provided in Article VII relating to Indemnitees and for the release under Section 7.1 of any Person provided therein, (ii) as provided in Section 10.2 relating to insured persons and Section 10.6 relating to the directors, officers, employees, fiduciaries or agents provided therein, (iii) as provided in Section 8.8 relating to Historical Xperi Counsel and (iv) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, cause of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.

Section 11.15 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.16 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any Liability or obligation of any member of the IP RemainCo Group or the Product SpinCo Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the IP RemainCo Group or the Product SpinCo Group or any of their respective Affiliates. The inclusion of any item or Liability or category of item or Liability on any Exhibit or Schedule is made solely for purposes of allocating potential Liabilities among the Parties and shall not be deemed as or construed to be an admission that any such Liability exists.

Section 11.17 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 11.18 Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss. Accordingly, from and after the Effective Time, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article XI (including, for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 11.19 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.20 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon either Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Section 7.2; Section 7.3 and Section 7.4).

Section 11.21 Public Announcements. From and after the Effective Time, IP RemainCo and Product SpinCo hereby agree (a) to coordinate with the other Party on the Parties’ respective initial press releases with respect to the transactions contemplated herein and (b) that no press release or similar public announcement or external communication shall, if prior to, or after, the Effective Time, be made or be caused to be made (including by such Party’s Affiliates) concerning the execution or performance of this Agreement until such Party has consulted with the other Party, and provided meaningful opportunity for review and given due consideration to reasonable comment by the other Party, except (x) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (y) for disclosures made that are substantially consistent with disclosures contained in any Distribution Disclosure Document or (z) as may pertain to disputes between one Party or any member of its Group, on the one hand, and the other Party or any member of its Group, on the other hand; provided, that in the case of clause (z), a Party that intends to issue a press release or similar public announcement or external communication regarding such dispute shall provide reasonable advance written notice to the other Party in accordance with Section 11.6, which notice shall include a copy of the press release or similar public announcement or external communication, or where no such copy is available, a description of the press release or similar public announcement or external communication.

Section 11.22 Tax Treatment of Payments. To the extent permitted by applicable Law, unless otherwise required by a Final Determination or the Tax Matters Agreement or as otherwise agreed to among the Parties (including as may be agreed in any Continuing Arrangements among Affiliates of the Parties), for U.S. federal Tax purposes, any payment made pursuant to this Agreement shall be treated as follows:

(a) to the extent the member or assets of the payor Group and the member or assets of the payee Group to which the liability for payment relates were separated in a tax-free distribution for U.S. federal Tax purposes, such payment shall be treated as a tax-free contribution or tax-free distribution, as applicable, with respect to the stock of the applicable member of the payee Group or payor Group, occurring immediately prior to the relevant transaction in the Internal Reorganization or the Contribution, as applicable; and

(b) to the extent the member or assets of the payor Group and the member or assets of the payee Group to which the liability for payment relates were separated in a taxable transaction for U.S. federal Tax purposes, such payment shall be treated as an adjustment to the price or amount, as applicable, of the relevant transaction in the Internal Reorganization or the Contribution, as applicable.

Payments of interest shall be treated as deductible by the Indemnifying Party or its relevant Subsidiary and as income to the Indemnitee or its relevant Subsidiary, as permitted and applicable. In the case of each of the foregoing, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in this Section 11.22, such Party shall use its commercially reasonable efforts to contest such challenge.

* * * * *

[End of page left intentionally blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ADEIA INC.

By
Name:
Title:

XPERI INC.

By
Name:
Title:

[Signature Page to the Separation and Distribution Agreement]

EXHIBIT A

Internal Reorganization and Business Realignment Steps Plan

See attached.

Exh. A-1